Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CHARTER FINANCIAL CORPORATION,
CHFN MERGER SUB, LLC
AND
CBS FINANCIAL CORPORATION
Dated as of December 3, 2015

LIST OF EXHIBITS
Exhibit Number    Description
1            Short Form Merger Agreement
2            Plan of Bank Merger
3            Form of Support Agreement
4            Form of Director’s Agreement
5            Form of Claims Letter

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 3, 2015 is by and among Charter Financial Corporation, a Maryland corporation (“Buyer”), CHFN Merger Sub, LLC, a Georgia limited liability company of which Buyer is the sole member (“Merger Sub”), and CBS Financial Corporation, a Georgia corporation (“Seller”).
Preamble
The respective Boards of Directors of Buyer (on behalf of Buyer and on behalf of Merger Sub) and Seller have determined that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Seller by Buyer pursuant to the merger of Merger Sub with and into Seller (the “Merger”). The transactions described in this Agreement are subject to the approvals of the shareholders of Seller, the Board of Governors of the Federal Reserve System (the “FRB”), the Office of the Comptroller of the Currency (the “OCC”), other regulatory authorities as applicable, and the satisfaction of certain other conditions described in this Agreement.
Certain capitalized terms used in this Agreement are defined in Section 12.1(a) of this Agreement.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
Article 1
TRANSACTIONS AND TERMS OF MERGER
1.1    Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into Seller, in accordance with the Georgia Business Corporation Code (the “GBCC”), and Seller shall be the Surviving Company resulting from the Merger and will be wholly owned by Buyer. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Seller and Buyer (on behalf of Buyer and on behalf of Merger Sub).
1.2    Time and Place of Closing.
Unless otherwise mutually agreed in writing between Buyer and Seller, the closing for the Merger (the “Closing”) shall take place at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309, at 9:00 a.m. (Eastern Time) on a date to be mutually agreed upon by Buyer and Seller, which shall be no later than the third (3rd) business day following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and date as may be mutually agreed by Buyer and Seller. The date on which the Closing actually occurs is referred to as the “Closing Date.”
1.3    Subsequent Mergers.
(a)    Immediately following the Effective Time, Seller shall be merged with and into Buyer pursuant to a Short Form Merger Agreement in substantially the form attached hereto as Exhibit 1 (“Merger 2” ).
(b)    Immediately following Merger 2, or at such other time as determined by Buyer in its sole discretion, Community Bank of the South, a Georgia state chartered banking institution and a wholly owned subsidiary of Seller, shall be merged with and into CharterBank, a federal savings & loan association and a wholly owned subsidiary of Buyer (the “Bank Merger”), and CharterBank shall be the surviving entity from the Bank Merger (the “Surviving Subsidiary”) pursuant to a Plan of Bank Merger in substantially the form attached hereto as Exhibit 2. Neither the receipt of regulatory approvals related to, nor the timing of, such Bank Merger shall affect the timing or consummation of the transactions contemplated by this Agreement.
1.4    Restructuring of the Merger.
Buyer shall have the right to revise the structure of the Merger and other transactions herein contemplated if and to the extent that it deems such a change to be desirable in the event the consents necessary to make a 338(h)(10) Election (as hereinafter defined) are not obtained from all holders of Seller Common Stock; provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Seller Common Stock, Seller Stock Options and Seller SARs are entitled to receive under this Agreement or (ii) would unreasonably impede or delay consummation of the Merger. Buyer may exercise this right of revision by giving written notice to Seller in the manner provided in Section 12.8, which notice shall be in the form of an amendment to this Agreement.
1.5    Effective Time.
The Merger and other transactions contemplated by this Agreement shall become effective on the date and time the Certificate or Articles of Merger (“Certificate of Merger”) reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the “Effective Time”).

ARTICLE 2
TERMS OF MERGER
2.1    Articles of Incorporation.
The Articles of Incorporation of Seller in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Company until duly amended or repealed.
2.2    Bylaws.
The Bylaws of Seller in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company until duly amended or repealed.
2.3    Directors.
The directors of Merger Sub in office immediately prior to the Effective Time shall serve as the directors of the Surviving Company, from and after the Effective Time, in accordance with the Bylaws of the Surviving Company.
2.4    Officers and Employees.
The officers of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Company, from and after the Effective Time, in accordance with the Bylaws of the Surviving Company.
ARTICLE 3
MANNER OF CONVERTING SHARES
3.1    Conversion of Shares.
Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Buyer, Seller, or the Subsidiaries or shareholders of any of the foregoing, the shares of the constituent corporations to the Merger shall be converted as follows:
(a)    The sole membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of Seller Common Stock and shall cease to exist from and after the Effective Time. Each share of Seller Common Stock held by Buyer shall remain issued and outstanding from and after the Effective Time.
(b)    Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(c)    Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Seller Common Stock held by Seller, Buyer, Community Bank of the South or CharterBank (other than any such shares held in a fiduciary capacity) and excluding shares held by shareholders of Seller who perfect their statutory dissenters’ rights, if applicable, as provided in Section 3.2), shall be converted into the right to receive $20.50 in cash per share of Seller Common Stock, payable to the holder thereof, without interest thereon and less any applicable withholding of Tax, in the manner provided in Article 4 (the “Merger Consideration”).
(d)    Each share of Seller Common Stock held by Seller, Community Bank of the South or CharterBank (other than any such shares held in a fiduciary capacity) shall be cancelled and shall cease to exist and no Merger Consideration shall be payable or delivered in exchange therefor.
(e)    In the event Seller changes the number of shares of Seller Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date or effective date thereof is prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.
3.2    Dissenting Shareholders.
Any holder of shares of Seller Common Stock who perfects such holder’s dissenter’s rights, if applicable and available, in accordance with and as contemplated by Article 13 of the GBCC and has not effectively withdrawn or lost such right as of the Effective Time shall be entitled to receive from the Surviving Company the value of such shares in cash as determined pursuant to such provision of Law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”); provided, that no such payment shall be made to any such Dissenting Shareholder unless and until such Dissenting Shareholder has complied with the applicable provisions of the GBCC and surrendered to Seller the certificate or certificates representing the shares for which payment is being made. Seller shall give Buyer prompt notice upon receipt by Seller of any such demands for payment of the fair value of such shares of Seller Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable Law, and Buyer shall have the right to participate in all negotiations and proceedings with respect to any such demands. Seller shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action as may be necessary to perfect dissenter’s rights. In the event that after the Effective Time a Dissenting Shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, the Surviving Company shall issue and deliver the Merger Consideration to which such holder of shares of Seller Common Stock is entitled under Section 3.1 (without interest) upon a proper surrender by such holder of the certificate or certificates representing the shares of Seller Common Stock held by such holder subject to the procedures in Article 4.

3.3    Treatment of Stock Options and SARs.
(a)    At the Effective Time, each option to purchase Seller Common Stock (each a “Seller Stock Option”) granted under any stock option or equity compensation plan, arrangement, or agreement of Seller or any Seller Entity (the “Seller Stock Plans”), or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Seller Common Stock subject to such Seller Stock Option times (ii) the excess, if any, of the per share Merger Consideration over the exercise price per share of Seller Common Stock under such Seller Stock Option, less applicable Taxes required to be withheld with respect to such payment. No holder of a Seller Stock Option that has an exercise price per share of Seller Common Stock that is equal to or greater than the per share Merger Consideration shall be entitled to any payment with respect to such cancelled Seller Stock Option before, on, or after the Effective Time.
(b)    At the Effective Time, each Seller SAR, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Seller Common Stock subject to such Seller SAR times (ii) the excess, if any, of the per share Merger Consideration over the strike price per share of Seller Common Stock under such Seller SAR, less applicable Taxes required to be withheld with respect to such payment. No holder of a Seller SAR that has an exercise price per share of Seller Common Stock that is equal to or greater than the per share Merger Consideration shall be entitled to any payment with respect to such cancelled Seller SAR before, on, or after the Effective Time.
(c)    Seller shall take all actions necessary or appropriate to ensure that, as of the Effective Time, (i) the Seller Stock Plans shall terminate and (ii) no holder of Seller Stock Options, Seller SARs or any participant in the Seller Stock Plans shall have any rights to acquire, or other rights in respect of, the capital stock of Seller or any Seller Entity, except the rights contemplated by this Section 3.3.
(d)     At or immediately prior to the Effective Time, Seller’s Board of Directors (or, if appropriate, any committee administering the Seller Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 3.3.
(e)    Buyer shall take all actions necessary so that, no later than three (3) Business Days after the Effective Time, the Surviving Company shall pay or cause to be paid to each holder of Seller Stock Options and Seller SARs the amounts to which such holder is entitled as determined in accordance with Sections 3.3(a) and 3.3(b), (i) if the holder is an employee of Seller, through Seller’s or applicable Seller Entity’s payroll or (ii) if the holder is not an employee of Seller, by certified check or automated clearing house transaction to an account designated in writing by the holder to Seller.
ARTICLE 4
PAYMENT FOR SHARES
4.1    Procedures.
(a)    Immediately following the Effective Time, Buyer shall make available to a paying agent selected by Buyer and reasonably acceptable to Seller (the “Paying Agent”) for the exchange in accordance with this Section 4.1 of cash in an aggregate amount equal to the product of the Merger Consideration and the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration. As soon as reasonably practicable after the Effective Time, Buyer and Seller shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which represented shares of Seller Common Stock immediately prior to the Effective Time (the “Certificates”) appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Paying Agent). The Certificate or Certificates of Seller Common Stock so delivered shall be duly endorsed as the Paying Agent may require. In the event of a transfer of ownership of shares of Seller Common Stock represented by Certificates that is not registered in the transfer records of Seller, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, stolen, mislaid or destroyed, (ii) such bond, security or indemnity as Buyer and the Paying Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Paying Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Buyer shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the consideration provided in this Article 4.
(b)    After the Effective Time, each holder of shares of Seller Common Stock (other than shares to be canceled pursuant to Section 3.1(d) or as to which statutory dissenters’ rights have been perfected as provided in Section 3.2) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Paying Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. Buyer shall not be obligated to deliver the Merger Consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates (or the documents required by Section 4.1(a) for a lost, stolen, mislaid or destroyed Certificate) for exchange as provided in this Section 4.1.
(c)    Each of Buyer, Merger Sub and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Buyer, Merger Sub or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by Buyer, Merger Sub or the Paying Agent, as the case may be.
4.2    Rights of Former Seller Shareholders.
At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock immediately prior to the Effective Time and no transfer of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Seller Common Stock (other than shares to be canceled pursuant to Section 3.1(d) or as to which statutory dissenters’ rights have been perfected as provided in Section 3.2) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in Article 3 in exchange therefor, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Seller in respect of such shares of Seller Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.
4.3    Return of Payment Fund.
At any time following the nine-month period after the Effective Time, Buyer shall be entitled to require the Paying Agent to deliver to it any portions of the Merger Consideration which had been made available to the Paying Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Buyer (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Buyer, Merger Sub or the Paying Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar Law. Adoption of this Agreement by the shareholders of Seller shall constitute ratification of procedures for and the appointment of the Paying Agent.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the applicable section of the Seller Disclosure Memorandum, Seller hereby represents and warrants to Buyer and Merger Sub as follows:
5.1    Organization, Standing, and Power.
Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Seller is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The minute book and other organizational documents for Seller have been made available to Buyer for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders thereof.
5.2    Authority of Seller; No Breach by Agreement.
(a)    Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by Seller’s shareholders in accordance with this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, subject to the approval of this Agreement by the holders of the outstanding shares of Seller Common Stock as contemplated by Section 8.2, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Seller. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of Seller (assuming due authorization, execution and delivery by Buyer), enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b)    Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Seller’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws (or similar organizational documents) of any Seller Subsidiary or any resolution adopted by the board of directors or the shareholders of any Seller Entity, or (ii) constitute or result in a Default under, or, except as set forth in Section 5.2(b)(ii) of the Seller Disclosure Memorandum, require any Consent pursuant to, or result in any payment conditioned, in whole or in part, on a change of control of Seller or approval or consummation of the transactions contemplated hereby, or result in the creation of any Lien on any Asset of any Seller Entity under, any Contract or Permit of any Seller Entity or, (iii) subject to receipt of the Consents referred to in Section 5.2(b)(ii) of the Seller Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets (including any Buyer Entity or any Seller Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Buyer Entity or any Seller Entity being reassessed or revalued by any Regulatory Authority).
(c)    Other than in connection or compliance with the provisions of applicable state corporate and Securities Laws, and other than filings with and Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the execution and delivery by Seller of this Agreement or the consummation by Seller of the Merger and the other transactions contemplated in this Agreement.
5.3    Capital Stock.
(a)    The authorized capital stock of Seller consists of 5,000,000 shares of Seller Common Stock, of which (i) 2,731,628 (including treasury stock) shares are issued as of the date of this Agreement, (ii) 2,727,128 shares are outstanding as of the date hereof, (iii) 203,425 are reserved for issuance pursuant the Seller Stock Options (of which 203,425 shares were subject to outstanding Seller Stock Options) (iv) 19,500 shares are subject to Seller SARs, and (v) 4,500 shares of Seller Common Stock held by Seller as treasury stock. All of the issued and outstanding shares of capital stock of Seller have been duly authorized and are duly and validly issued and outstanding and are fully paid, nonassessable and free of any preemptive rights. None of the outstanding shares of capital stock or other security of Seller has been issued in violation of any preemptive rights of the current or past shareholders of Seller. Other than shares of Seller Common Stock and Seller Stock Options and Seller SARs as set forth in Section 5.3(a) of the Seller Disclosure Memorandum, Seller has no authorized, issued or outstanding (A) shares of capital stock or other voting securities or equity interests, (B) securities of Seller or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Seller or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Seller or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Seller or any of its Subsidiaries, or obligations of Seller or any of its Subsidiaries to issue, register, transfer, or sell any shares of capital stock of Seller or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Seller or any of its Subsidiaries or rights or interests described in clause (C), or, (E) except for this Agreement and as set forth in Section 5.3(a) of the Seller Disclosure Memorandum, obligations of Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver, register, transfer or sell, or cause to be issued, granted, delivered, registered, transferred or sold, any such securities. Except for this Agreement and as set forth in Section 5.3(a) of the Seller Disclosure Memorandum, there are no shareholder agreements, voting trusts or other agreements or understandings to which Seller or any of its Subsidiaries is a party or on file with Seller with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of Seller or any of its Subsidiaries. As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Seller may vote. CBS Financial Capital Trust I and CBS Financial Capital Trust II are subsidiaries of Seller, the common securities of which are wholly-owned by Seller, formed for the purpose of issuing “trust preferred securities.” The proceeds from the sale of the securities and the issuance of the common stock by the trusts were invested in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debt”) issued by Seller, which are the sole assets of such trusts. The Junior Subordinated Debt (i) is not convertible into Seller Common Stock, (ii) carries no voting rights with respect to any Seller Common Stock, and (iii) contains no dividend limitation provisions upon Seller Common Stock except in the event of default or in the event of deferral of the payments due thereon. Except as set forth above, neither Seller nor any of its Subsidiaries has any trust capital securities, subordinated debt securities or other similar securities outstanding, and there are currently no deferrals of any payments due under the Junior Subordinated Debt. Except as set forth in Section 5.3(a) of the Seller Disclosure Memorandum, no single shareholder holds in excess of five percent (5%) of the capital stock of the Seller.
(b)    Except for the Seller Common Stock issued and outstanding and the Seller Rights as disclosed in Section 5.3(b) of the Seller Disclosure Memorandum, there are no shares of capital stock or other equity securities of Seller outstanding and no outstanding Equity Rights relating to the capital stock of Seller. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of Seller. Section 5.3(b) of the Seller Disclosure Memorandum sets forth a true, correct and complete list of the aggregate number of shares of Seller Common Stock issuable upon the exercise of each Seller Right outstanding as of the date of this Agreement and the holder and exercise price for each such Seller Right.

(c)    Except for this Agreement, neither Seller nor any of its Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of it or its Subsidiaries.
5.4    Seller Subsidiaries.
Seller has disclosed in Section 5.4 of the Seller Disclosure Memorandum each of the Seller Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the Seller Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the form of organization and the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock (or other equity interests) of each Seller Subsidiary. No capital stock (or other equity interest) of any Seller Subsidiary is or may become required to be issued (other than to another Seller Entity) by reason of any Equity Rights, and there are no Contracts by which any Seller Subsidiary is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Seller Subsidiary (other than to another Seller Entity). There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Seller Subsidiary. All of the shares of capital stock (or other equity interests) of each Seller Subsidiary are validly issued, fully paid and nonassessable and are owned directly or indirectly by Seller free and clear of any Lien. Each Seller Subsidiary is a bank, corporation, limited liability company, limited partnership or limited liability partnership, and each such Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate or entity power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Seller Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The minute book and other organizational documents for each Seller Subsidiary have been made available to Buyer for its review, and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof. Except for its interests in Subsidiaries and its ownership of marketable securities, Seller does not own, directly or indirectly, any capital stock, membership interest, partnership interest or other equity interest in any Person. Community Bank of the South is a member in good standing with the Federal Home Loan Bank of Atlanta to transact the business of banking.

5.5    Securities.
No Seller Entity is required to file any Exchange Act Documents or make any reports or filings under the Securities Act or the Exchange Act.

5.6    Financial Statements.
(a)    Each of the Seller Financial Statements (including, in each case, any related notes), as well as the financial statements to be delivered by Seller pursuant to Section 7.5, have been prepared, or will be prepared, as the case may be, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such consolidated financial statements), and fairly presented, or will fairly present in all material respects, as the case may be, the financial position of Seller and its Subsidiaries as of the respective dates and the results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
(b)    Seller’s independent public accountants, which have expressed their opinion with respect to the Seller Financial Statements (except those Seller Financial Statements as of March 31, 2015, June 30, 2015 and September 30, 2015, which are unaudited), are and have been throughout the periods covered by such Seller Financial Statements an independent registered public accounting firm. Section 5.6(b) of the Seller Disclosure Memorandum lists all non-audit services performed by Seller’s independent public accountants for the Seller Entities.
(c)    The information for the fiscal year ending December 31, 2016 contained in the budget and the pro forma financial information (including, without limitation, the most recent projections and forecasts contained therein) that was provided by Seller to Buyer, was based upon reasonable assumptions, which assumptions, to Seller’s Knowledge, remain reasonable, except as such assumptions are impacted by the effects of the transactions contemplated by this Agreement.
(d)    The books and records kept by Seller and its Subsidiaries are in all material respects complete and accurate and have been maintained in accordance with applicable Laws and accounting requirements. The Seller Financial Statements have been prepared from, and are in accordance with, the books and records of Seller and its Subsidiaries.
5.7    Absence of Undisclosed Liabilities.
Other than unfunded loan commitments and letters of credit extended in the ordinary course of business, no Seller Entity has any material Liabilities, except Liabilities which are accrued or reserved against in the balance sheets of Seller as of September 30, 2015, included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Seller Entity has incurred or paid any material Liability since September 30, 2015, except for such Liabilities incurred or paid (a) in the ordinary course of business consistent with past business practice or (b) in connection with the transactions contemplated by this Agreement. No Seller Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $10,000. Except (x) as reflected in Seller’s unaudited balance sheet at September 30, 2015 or Liabilities described in any notes to Seller’s audited balance sheet as of December 31, 2014 (or Liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for Liabilities incurred in the ordinary course of business since September 30, 2015 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Seller nor any of its Subsidiaries has any material Liabilities. Seller has delivered to Buyer copies of the documentation creating or governing, all securitization transactions and off-balance sheet arrangements effected by the Seller Entities other than letters of credit or unfunded loan commitments extended in the ordinary course of business.
5.8    Absence of Certain Changes or Events.
Since December 31, 2014, there has been no Seller Material Adverse Effect. Since September 30, 2015, and except as disclosed in Section 5.8 of the Seller Disclosure Memorandum, none of the Seller Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Seller provided in Article 7 other than actions taken that would require the consent of Buyer pursuant to Section 7.2(f).
5.9    Tax Matters.
(a)    All Seller Entities have timely filed with the appropriate Taxing Authority all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Seller Entities is currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Seller Entities that have become due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for ad valorem Taxes not yet due and payable) on any of the Assets of any of the Seller Entities. No claim has ever been made by a Taxing Authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.
(b)    None of the Seller Entities has received any notice of deficiency, assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or requests for information regarding any Taxes of any Seller Entity or the assets of any Seller Entity. No officer or employee responsible for Tax matters of any Seller Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of Seller which, by application of the same or similar principles, is expected to result in a proposed deficiency for any subsequent taxable period. None of the Seller Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Seller Entity filed or received since December 31, 2012.
(c)    Each Seller Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442, 1471 and 1472 of the Code or similar provisions under foreign Law.
(d)    The unpaid Taxes of each Seller Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and was properly determined in accordance with GAAP applied on a basis consistent with past practices and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns. Since the date of the most recent balance sheet, no Seller Entity has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
(e)    None of the Seller Entities is a party to any Tax allocation or sharing agreement and none of the Seller Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise, other than Tax allocation or sharing agreements for a group of which Seller is the common parent.
(f)    During the five-year period ending on the date hereof, none of the Seller Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.
(g)    None of the Seller Entities has made any payments (whether in cash, property or in the form of benefits), is obligated to make any payments (whether in cash, property or in the form of benefits), or is a party to any contract that could obligate it to make any payments (whether in cash, property or in the form of benefits) that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. None of the Seller Entities has been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii). None of the Seller Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of a Seller Entity that will be required under applicable Tax Law to be reported by Buyer or any of its Affiliates, including any Seller Entity, for a taxable period (or portion thereof) beginning after the Closing Date which taxable income was realized prior to the Closing Date.
(h)    At all times during its existence up to and including the Closing Date, Seller has been a validly electing “S corporation” (Subchapter S corporation) under Sections 1361 and 1362 of the Code for federal income Tax purposes, and an “S corporation” in all states that permit comparable flow-through income Tax treatment for state purposes (whether or not the state requires a separate state election). No actions or omissions have been committed by Seller, holders of Seller Common Stock or otherwise to cause Seller to cease to so qualify as an “S corporation.” The holders of Seller Common Stock are (i) eligible to join Buyer in making a 338(h)(10) Election with respect to Seller and the purchase and sale of Seller Common Stock resulting from the transactions contemplated herein, and (ii) all of the “S corporation shareholders” who must consent to the 338(h)(10) Election on IRS form 8023 as described in Treasury Regulations Section 1.338(h)(10)-1(c)(3). At no time has Seller had, within the meaning of Code Section 1361(b) and the Treasury Regulations thereunder: (i) more than 100 shareholders (taking into account the special rules regarding family members in Code Section 1361(c)(1)); (ii) any shareholder who is a person (other than an estate, a trust described in Code Section 1361(c)(2), or an organization described in Code Section 1361(c)(6)) who is not an individual; (iii) any shareholder that is a nonresident alien; or (iv) more than one class of stock. No Seller Entity is a financial institution which uses the reserve method of accounting for bad debts described in Code 585. Any “trust preferred securities” issued by a Seller Entity are properly treated as debt, rather than equity, for federal income Tax purposes. Seller shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of assets (including the assets of any Seller Subsidiary) caused by the 338(h)(10) Election. Neither Seller nor any Seller Subsidiary has, in the past ten years, acquired assets from a C corporation in a transaction in which the Tax basis of Seller or any Seller Subsidiary for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor.
(i)    At all times during its existence up to an including the Closing Date, each Seller Subsidiary that otherwise would be taxed as a domestic corporation as that term is defined in Section 7701(a)(3) and the Treasury Regulations thereunder, is and always has been, within the meaning of Section 1361(b)(3) and the Treasury Regulations thereunder, a domestic corporation, a 100% subsidiary of Seller, a properly electing ‘‘qualified subchapter S subsidiary’’ within the meaning of Section 1361(b)(3)(B) of the Code.
(j)    None of the Seller Benefit Plans provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, or otherwise.
(k)    Each of the Seller Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W‑9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
(l)    None of the Seller Entities is subject to any private letter ruling of the IRS, or any closing agreement within the meaning of Section 7121 of the Code, or any comparable rulings or agreements involving any Taxing Authority.
(m)    No property owned by any of the Seller Entities is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.
(n)    No Seller Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.
(o)    Seller Entities have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(p)    No Seller Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.
5.10    Transactions with Affiliates.
Except as disclosed in Section 5.10 of the Seller Disclosure Memorandum, there are no agreements, contracts, plans, arrangements or other transactions between a Seller Entity, on the one hand, and any (a) officer or director of a Seller Entity, (b) record or beneficial owner of five percent (5%) or more of the voting securities of Seller, (c) Affiliate or family member of any such officer, director or record or beneficial owner or (d) any other Affiliate of Seller, on the other hand, except those of a type available to non-Affiliates of Seller generally.
5.11    Loans.
(a)    Seller makes the following representations and warranties with respect to each Seller Bank Loan: (i) each Seller Bank Loan was originated and is administered and serviced in conformity in all material respects with all applicable Laws and Community Bank of the South’s internal loan policies, including with respect to the Loan Documentation related to each Seller Bank Loan; (ii) each Seller Bank Loan is a valid and legally binding obligation according to its terms; (iii) each Seller Bank Loan is enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy laws and other laws of similar nature relating to creditors rights and to general principles of equity); (iv) the principal balance of each Seller Bank Loan and accrued interest thereon as shown on Seller’s books and records are true and correct as of the last date shown thereon; (v) with respect to each Seller Bank Loan that is secured, Seller has a valid and enforceable Lien on the collateral described in the Loan Documentation, Seller has properly perfected or caused to be properly perfected all Liens in any collateral securing each Seller Bank Loan and such Liens have the priority described in the Loan Documentation (except as enforceability may be limited by bankruptcy laws and other laws of similar nature relating to creditors rights and to general principles of equity); (vi) each Seller Bank Loan contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor; (vii) each Seller Bank Loan is evidenced by Loan Documentation that is true, genuine and what it purports to be and (viii) all Seller Bank Loans are with full recourse to the borrowers and guarantors, if any, and Seller has not taken any action that will result in a waiver or negation of any material rights or remedies available to it against any borrower or guarantor, if any, on any Seller Bank Loan.
For the purposes of this Agreement, “Loan Documentation” means all Seller Bank Loan files and all documents included in any Seller Entity’s file or imaging system with respect to a Seller Bank Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements (including building and loan agreements), guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.
(b)     The information with respect to each Seller Bank Loan set forth in the data storage disk produced by Seller from its management information systems regarding the Seller Bank Loans and delivered to Buyer prior to the date hereof (the “Loan Tape” ), and, to the Knowledge of Seller, any third-party information set forth in the Loan Tape is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of September 30, 2015.
(c)    The allowance for possible loan, lease, securities or credit losses (the “Allowance”) shown on the consolidated balance sheets of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) in all material respects to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit), by the Seller Entities as of the dates thereof.

(d)    None of the agreements pursuant to which any Seller Entities have sold Seller Bank Loans or pools of Seller Bank Loans or participations in Seller Bank Loans or pools of Seller Bank Loans (each a “Loan Sale Agreement”) contains any obligation to repurchase such Seller Bank Loans or interests therein solely on account of a payment default by the obligor on any such Seller Bank Loan. There is no pending or, to the Knowledge of Seller, threatened, cancellation or termination of any Loan Sale Agreement to which Seller or any of its Subsidiaries is a party. There is no breach by Seller or any of its Subsidiaries under any Loan Sale Agreement, and no third party has exercised or, to the Knowledge of Seller, is threatening to exercise its contractual right to require Seller or any of its Subsidiaries to repurchase any loan from such third party due to a breach of representation, warranty or covenant by Seller or any of its Subsidiaries under a Loan Sale Agreement.
(e)    Section 5.11(e) of the Seller Disclosure Memorandum sets forth a listing, as of the most recently available date, by account, of: (A) each borrower, customer or other party which has notified Seller or any Seller Entity during the past twelve months of, or has asserted against Seller or any other Seller Entity, in each case in writing, any “lender liability” or similar claim, and any oral notification of, or orally asserted to or against Seller or any other Seller Entity, any such claim; and (B) all loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due (including loans for which the borrower has formally or informally notified Seller or any Seller Entity of the borrower’s financial difficulties or other factors that may cause the borrower to fail to make principal and/or interest payments on time), (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by Seller or any Seller Entity as real estate acquired through foreclosure in lieu of foreclosure, including in-substance foreclosure, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.
5.12    Assets.
(a)    Except as disclosed or reserved against in the Seller Financial Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller’s past practices.

(b)    All Assets which are material to Seller’s business and which are held under leases or subleases by any of the Seller Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.
(c)    Section 5.12(c) of the Seller Disclosure Memorandum lists (i) all real property owned by Seller or any Subsidiary and the owner and location of the property (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts pursuant to which Seller or any of its Subsidiaries lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”) (including identifying which entity is the party to each such agreement, and the location of the applicable property) and (iii) all leases, subleases, licenses or other use agreements between Seller or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee (“Tenant Leases”) (including identifying which entity is the party to each such agreement and the location of the applicable property). All such documentation (including all material amendments, modifications, and supplements thereto) has been made available to Buyer on or prior to the date hereof.
(d)    Either Seller or one of its Subsidiaries (in each instance identified on Section 5.12(c) of the Seller Disclosure Memorandum) (i) has good and indefeasible title to all Owned Real Properties, free and clear of all Liens, and (ii) has a valid and binding leasehold interest in all parcels of real property leased to Seller or one of its Subsidiaries pursuant to the Real Property Leases (the “Leased Premises”), free and clear of all Liens on the leasehold estate, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. Since December 31, 2013, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or, to the Knowledge of Seller, is the subject of a pending or contemplated taking which has not been consummated). The Owned Real Properties and Leased Premises constitute all interests in real property currently used, occupied or held for use in connection with the business of Seller and the Subsidiaries, as the business is currently conducted.
(e)    Subject to the Tenant Leases, if applicable, no Person other than Seller and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises. To Seller’s Knowledge, all buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in material compliance with all zoning and other governmental requirements and are in good operating condition and not in current or imminent need of capital repairs in excess of $25,000 and are sufficient for the purposes to which they are used in the conduct of Seller’s and its Subsidiaries’ business. Seller and its Subsidiaries do not use in their businesses any real property other than the Owned Real Property and the Leased Premises.
(f)    Each of the Real Property Leases and each of the Tenant Leases is in full force and effect, without amendment and, to the Knowledge of Seller, there exists no default or event of default or event, occurrence, condition or act, with respect to Seller or any of its Subsidiaries or with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.
(g)    Seller and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in Seller’s and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws. Prior to the date hereof, Seller has provided to Buyer a true, correct and complete copy of each Real Property Lease, Tenant Lease, title policy, survey, environmental report, and any other property condition report related to the Owned Real Property or Leased Premises, in each instance to the extent in the possession of Seller or any Subsidiary.
(h)    Except as would not be material to Seller, (i) subject to any applicable lease under which Seller and its Subsidiaries lease Personal Property (as defined below), Seller and its Subsidiaries have good, valid and marketable title to all of the personal property of Seller and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired, used or obtained in the ordinary course of the operation of the business of Seller and its Subsidiaries (“Personal Property”) and (ii) each of the leases under which Seller or any of its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Seller, the lessor.
(i)    The Seller Entities currently maintain insurance that is, in light of the Seller Entities’ operations, commercially reasonable in amount, scope and coverage. None of the Seller Entities has received notice from any insurance carrier, including in relation to its directors and officers insurance policy, that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding $10,000 individually or in the aggregate pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Seller Entity under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Seller and each Seller Entity has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Seller has made no claims, and no claims are contemplated to be made, under its errors and omissions insurance or blanket bond.
(j)    The Assets of the Seller Entities include all Assets required to operate the business of the Seller Entities as presently conducted.
5.13    Community Reinvestment Act Compliance.

Each of the Seller Entities that is an insured depositary institution is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and Seller has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Seller Entity having its current rating lowered.
5.14    Intellectual Property.
Each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, which are all set forth in Section 5.14 of the Seller Disclosure Memorandum, including sufficient rights in each copy possessed by each Seller Entity. Each Seller Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with such Seller Entity’s business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Seller Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Seller threatened, which challenge the rights of any Seller Entity with respect to Intellectual Property used, sold or licensed by such Seller Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Seller Entities does not infringe any Intellectual Property of any other person in any material respect. No Seller Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Seller has no Contracts with its directors, officers, or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to a Seller Entity or to keep confidential any trade secrets, proprietary data, customer information or other business information of a Seller Entity, and no such officer, director or employee is party to any Contract with any Person other than a Seller Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Seller Entity or to keep confidential any trade secrets, proprietary data, customer information or other business information of any Person other than a Seller Entity. No officer, director or, to the Knowledge of Seller, employee of any Seller Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any provider of financial services, including any Seller Entity.
5.15    Environmental Matters.

(a)    Each Seller Entity, its Participation Facilities, and its Operating Properties are, and have been during Seller’s operation, in material compliance with all applicable Environmental Laws.
(b)    There is no Litigation pending or, to Seller’s Knowledge, threatened before any Governmental Authority or other forum in which any Seller Entity (or Seller in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities.
(c)    To Seller’s Knowledge, during the period of (i) any Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except for releases, discharges, spillages or disposals which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Prior to the period of (i) any Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, to Seller’s Knowledge and to the Knowledge of the respective Seller Entity, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except for releases, discharges, spillages or disposals which are not likely to have, individually or in the aggregate, a Seller Material Adverse Effect.
5.16    Compliance with Laws.
Seller is a registered bank holding company under the BHC Act. The deposit accounts of each Seller Entity that is a depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Seller, threatened. None of the deposits of any Seller Entity is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2). Each Seller Entity has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Seller Material Adverse Effect, and the execution, delivery and performance of this Agreement do not materially violate any such Permit, or will result in any revocation, cancellation, suspension, material modification or nonrenewal thereof.
None of the Seller Entities:
(a)    is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);
(b)    is not in compliance with, or in Default under any Laws, Orders, Permits or formal agreements with any Regulatory Authority or Governmental Authority applicable to its business or employees conducting its business; or
(c)    except as disclosed in Section 5.16(c) of the Seller Disclosure Memorandum, has received any notification or communication from any Governmental Authority (i) asserting that any Seller Entity is not, or may not be, in compliance with any Laws or Orders where such noncompliance is material, (ii) threatening to revoke any material Permits, or (iii) requiring or threatening to require any Seller Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices, its capital adequacy, its credit or reserve policies, its hiring or compensation of management or the payment of dividends.
Except where such disclosure or availability would constitute a violation of the confidentiality restrictions of Part 309 of the Rules and Regulations of the FDIC or comparable regulations of any applicable Regulatory Authority, copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Buyer.
5.17    Labor Relations.
(a)    No Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Seller Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Seller’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Seller Entity pending or threatened and there have been no such actions or disputes in the past five years. To Seller’s Knowledge, there has not been any attempt by any Seller Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Seller Entity.

Except as disclosed in Section 5.17 of the Seller Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Seller Entity is terminable at will by the relevant Seller Entity without (i) any material penalty, liability or severance obligation incurred by any Seller Entity, and (ii) prior consent by any Governmental Authority. Except for in the ordinary course of business consistent with Seller’s past practices, no Seller Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations.
(b)    No Seller Entity is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; and, to the Knowledge of Seller, there are no complaints or charges of discrimination, which have been asserted against any Seller Entity or that are now pending before any Governmental Authority, including but not limited to the U.S. Equal Employment Opportunity Commission and United States Department of Labor (“DOL”), relating to employees or employment practices that would result in liability to Seller or any of its Subsidiaries. Seller and each of its Subsidiaries is in compliance with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment, wages and hours, employment discrimination, employee classification, workers’ compensation, unemployment compensation, family and medical leave, and occupational safety and health requirements. Each individual who renders services to Seller or any of its Subsidiaries who is classified by Seller or such Subsidiary, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of Taxes and Tax Returns under Seller Benefit Plans) is properly so characterized.
(c)    To Seller’s Knowledge, all of the employees of each Seller Entity employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.
5.18    Employee Benefit Plans.
(a)    Seller has disclosed in Section 5.18(a) of the Seller Disclosure Memorandum, (i) each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Seller Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which any Seller Entity or ERISA Affiliate has or reasonably could have any obligation or Liability (collectively (i) and (ii) above are referred to as the “Seller Benefit Plans”). Any of the Seller Benefit Plans which is an

“employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Seller ERISA Plan.”
(b)    Seller has delivered to Buyer prior to the execution of this Agreement true and complete copies of the Seller Benefit Plans listed on Seller Disclosure Memorandum Section 5.18(a) including, as applicable (i) all plan documents, trust agreements or other funding arrangements for each Seller Benefit Plan (including insurance contracts), and all adopted amendments thereto, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the DOL or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2013-12 (or its predecessor or successor rulings), (iv) annual reports or returns, audited financial statements (to the extent financial statements are required), actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.
(c)    Except as disclosed in Section 5.18(c) of the Seller Disclosure Memorandum, each Seller Benefit Plan is in material compliance with the terms of such Seller Benefit Plan in compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Each Seller ERISA Plan which is intended to be qualified under Section 401(a) of the Code (i) has received a current, favorable determination letter from the IRS that is still in effect and applies to the Seller ERISA Plan as amended and as administered or, (ii) within the time permitted under Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Seller ERISA Plan as amended and as administered, or (iii) is maintained pursuant to a prototype or volume submitter document and is fully entitled to rely upon the opinion or advisory letter issued by the IRS to the sponsor of the prototype or volume submitter plan documents. Seller is not aware of any circumstances that could reasonably result in the revocation of or the inability to rely upon any such favorable determination, opinion, or advisory letter. Seller has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Seller Benefit Plan with applicable Laws. No Seller Benefit Plan is currently being audited by any Governmental agency for compliance with applicable Laws or has previously been audited with a determination by Authorities among Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.
(d)    There has been no material oral or written representation or communication with respect to any aspect of the Seller Benefit Plans made to employees of the Seller which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither the Seller nor, to the Knowledge of Seller, any administrator or fiduciary of any Seller Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject the Seller or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. To the Knowledge of Seller, there are no unresolved claims or disputes under the terms of, or in connection with, the Seller Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Seller Benefit Plan.
(e)    All Seller Benefit Plan documents and annual reports or returns, audited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Seller Benefit Plans are correct and complete and have been timely filed with the IRS or the DOL to the extent filing is required. Summary plan descriptions, any material modifications thereto, and summary annual reports have been distributed to participants of the Seller Benefit Plans (to the extent required by Law), and there have been no changes in the information set forth therein that have not been timely disclosed pursuant to applicable Law.
(f)    To Seller’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Seller Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).
(g)    Except as disclosed in Section 5.18(g) of the Seller Disclosure Memorandum, Seller and its ERISA Affiliates do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Code Section 414(j); (ii) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3) or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)). Seller and its ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any liability under Title IV of ERISA or Section 412 of the Code.
(h)    No Seller Entity has any Liability for retiree health and life benefits under any of the Seller Benefit Plans and there are no restrictions on the rights of such Seller Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except for required continued coverage to the extent provided under Part 6 of Title I of ERISA or Code Section 4980B or similar state Law. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Seller Benefit Plan and no circumstance exists which could give rise to such Taxes.
(i)    Except as disclosed in Section 5.18(i) of the Seller Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any current or former director, employee, officer or consultant of any Seller Entity from any Seller Entity under any Seller Benefit Plan or otherwise, (ii) increase the amount or value of any payments or benefits payable to any current or former director, employee, officer or consultant of any Seller Entity from any Seller Entity under any Seller Benefit Plan or otherwise, (iii) result in any acceleration of the time of payment or vesting of any payments or benefits payable to any current or former director, employee, officer or consultant of any Seller Entity from any Seller Entity under any Seller Benefit Plan or otherwise, or (iv) result in any limitation on the right of Seller Entity to amend, merge, terminate or receive a reversion of assets from any Seller Benefit Plan or related trust.
(j)    The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.
(k)    All individuals who participate in a Seller Benefit Plan pursuant to the terms of such Seller Benefit Plan are in fact eligible to and authorized to participate in such Seller Benefit Plan. All individuals participating in (or eligible to participate in) any Seller Benefit Plan are common-law employees or former employees of a Seller Entity or directors or former directors of a Seller Entity.
(l)    Except as disclosed in Section 5.18 of the Seller Disclosure Memorandum, there is no vesting of benefits and no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned life insurance split dollar life insurance or similar arrangement or Contract, and the Surviving Company shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such Contracts as Seller presently holds.
(m)    Each Seller Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (B) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with section 409A of the Code, as determined under applicable guidance of the Treasury and the IRS. No compensation payable by any Seller Entity has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code. No assets set aside for the payment of benefits under any “nonqualified deferred compensation plan” are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.
5.19    Material Contracts.

Except as disclosed in Section 5.19 of the Seller Disclosure Memorandum, none of the Seller Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000, (ii) any Contract relating to the borrowing of money by any Seller Entity or the guarantee by any Seller Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds repurchase agreements, fully-secured by the United States government and government agency securities, and Federal Home Loan Bank advances of depository institution Subsidiaries incurred in the ordinary course of Seller’s business, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Seller’s business), (iii) any Contract which prohibits, limits or restricts any Seller Entity or any personnel of a Seller Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Seller Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $25,000, and (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet, (viii) any material Contract that would be terminable other than by a Seller Entity or any Contract under which a material payment obligation of a Seller Entity (or any successor(s) thereto) would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), (ix) any Contract or agreement that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by any Seller Entity or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any Seller Entity to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (x) any material Contract or agreement that would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement and (xi) any contract not listed above that is material to the financial condition, results of operations or business of Seller or any other Seller Entities ((i)-(xi), together with all Contracts referred to in Sections 5.14 and 5.18(a), the “Seller Contracts”). True and correct copies of agreements, Contracts, arrangements and instruments referred to in Section 5.19 of the Seller Disclosure Memorandum have been made available to Buyer on or before the date hereof. With respect to each Seller Contract: (A) the Contract is in full force and effect; (B) no Seller Entity is in Default thereunder; (C) no Seller Entity has repudiated or waived any material provision of any such Contract; (D) no other party to any such Contract is, to Seller’s Knowledge, in Default in any respect or has repudiated or waived any material provision thereunder; and (E) no consent is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby.

Except as set forth in Section 5.19 of the Seller Disclosure Memorandum, all of the indebtedness (other than deposit liabilities) of any Seller Entity for money borrowed is prepayable at any time by such Seller Entity without penalty, premium or charge. No Contract, employment agreement, termination agreement, or similar agreement or arrangement to which Seller or any Seller Entity is a party or under which Seller or any Seller Entity may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder.
5.20    Privacy of Customer Information.
(a)    Seller and Community Bank of the South, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural persons who are customers, former customers and prospective customers that will be transferred to Buyer and the Surviving Subsidiary pursuant to this Agreement.
(b)    Seller and Community Bank of the South’s collection practices comply with Community Bank of the South’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable privacy Laws, and any Contract or industry standard relating to privacy.

5.21    Legal Proceedings.
There is no material Litigation instituted or pending, or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Seller Entity, or against any director, officer, employee or agent of any Seller Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Seller Entity or Employee Benefit Plan of any Seller Entity, or against any Asset, interest, or right of any of them, or which could adversely affect in any material respect the ability of Seller to perform under this Agreement, nor are there any material Orders outstanding against any Seller Entity. The Seller is not subject to any Litigation as of the date of this Agreement (a) to which any Seller Entity is a party and which names a Seller Entity as a defendant or cross-defendant or for which any Seller Entity has any potential Liability or (b) against any director or officer of Seller in his or her capacity as a director or officer of Seller. There are no Orders to which any Seller Entity is subject.
5.22    Reports.
Each Seller Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with

Governmental Authorities. As of their respective dates, each of such reports and documents, including the Seller Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. To Seller’s Knowledge, as of their respective dates, such reports and documents accurately set forth the information contained therein in all material respects.
5.23    Books and Records.
Each Seller Entity maintains accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which are designed to provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller and to maintain accountability for Seller’s consolidated Assets; (c) access to Seller’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of Seller’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. True and complete copies of all stock records have been made available to Buyer for its review and such stock records accurately reflect all capital stock transactions and the current stock ownership of Seller.
5.24    Loans to Executive Officers and Directors.
Seller has not, since December 31, 2013, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or Executive Officer (or equivalent thereof) of Seller, except as permitted by FRB Regulation O and that have been made in compliance with the provisions of Regulation O. Section 5.24 of the Seller Disclosure Memorandum identifies any loan or extension of credit maintained by Seller to which Regulation O applies.
5.25    Statements True and Correct.
(a)    None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Seller’s shareholders in connection with the Seller’s Shareholders’ Meeting will, when first mailed to the Seller’s shareholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Seller’s Shareholders’ Meeting.
(b)    All documents that any Seller Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof to Buyer for inclusion in any documents filed with a Governmental Authority in connection with the transactions contemplated hereby will be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
5.26    Regulatory Matters.
No Seller Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 10.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.
5.27    State Takeover Laws.
Each Seller Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).
5.28    Charter Provisions.
Each Seller Entity has taken all action such that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.
5.29    Trust Business.
Each Seller Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations, except for instances of noncompliance that have not had a Seller Material Adverse Effect.
5.30    Support Agreements.
Each of the directors, director emeritus and Executive Officers of Seller and Community Bank of the South who is a beneficial owner of any shares of Seller Common Stock has executed and delivered to Buyer the Support Agreements in the form of Exhibit 3 hereto.
5.31    Brokers.

Other than the Seller Financial Advisor, the fees and expenses of which will be paid by Seller, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates. True, correct and complete copies of all agreements with Seller Financial Advisor relating to any such fees or commissions have been furnished to Buyer prior to the date hereof.
5.32    Opinion of Financial Advisor.
Seller has received the opinion of Seller Financial Advisor, dated the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Seller Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Buyer. Such opinion has not been amended or rescinded as of the date of this Agreement.
5.33    Board Recommendation
The Board of Directors of Seller, at a meeting duly called and held, has by a vote of at least two-thirds of the directors in office (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of Seller's shareholders and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Seller Common Stock approve this Agreement, the Merger and the related transactions and to call and hold a special meeting of Seller’s shareholders to consider this Agreement, the Merger and the related transactions.
5.34    Investment Securities.
(a)    Each of Seller and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with past practices to secure obligations of Seller or any of its Subsidiaries. Such securities are valued on the books of Seller in accordance with GAAP.
(b)    Seller and each of its Subsidiaries employs and have acted in compliance in all material respects with investment, securities risk management and other policies, practices and procedures that Seller believes are prudent and reasonable in the context of such businesses.
5.35    Derivative Instruments.
All Derivative Transactions, whether entered into for the account of Seller or any of its Subsidiaries or for the account of a customer of Seller or any of its Subsidiaries were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable Laws, rules, regulations and policies of any

Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Seller and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Seller or one of its Subsidiaries and, to the Knowledge of Seller, each of the counterparties thereto, and are enforceable against Seller in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Seller and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Seller’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder, which would reasonably be expected to have a Seller Material Adverse Effect. The financial position of Seller under or with respect to each such Derivative Transaction has been reflected in its books and records in accordance with GAAP consistently applied.
5.36    Disaster Recovery and Business Continuity.
Seller has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect Seller’s customers, Assets, or employees. To Seller’s Knowledge, such program ensures that Seller can recover its mission critical functions, and complies in all material respects with the requirements of the Federal Financial Institutions Examination Council and the FDIC.
5.37    Bank Secrecy Act; PATRIOT Act; Anti-Money Laundering.
Neither Seller nor any Seller Subsidiary has any reason to believe that any facts or circumstances exist, which would cause Seller or the Seller Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Part 103), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “PATRIOT Act”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Seller has adopted and Seller has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 326 and 352 of the PATRIOT Act.
5.38    Transaction Expenses.
The expenses payable to the Seller Financial Advisor or legal counsel to Seller incurred or to be incurred by Seller prior to Closing in connection with the transactions contemplated by this Agreement are not, as of the date of this Agreement, expected to exceed the amount set forth on Section 5.38 of the Seller Disclosure Memorandum.

5.39    No Further Representations.
Except for the representations and warranties specifically set forth in Article 5 of this Agreement, neither Seller nor any of its Affiliates or Representatives on behalf of Seller, nor any other Person on behalf of Seller, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents, or representatives on behalf of Seller, or any other person on behalf of Seller.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Buyer and Merger Sub hereby represent and warrant to Seller as follows:
6.1    Organization, Standing and Power.
Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Merger Sub and Buyer are duly qualified or licensed to transact business as foreign corporations in good standing in the states of the United States and foreign jurisdictions where the character of their Assets or the nature or conduct of their business requires them to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.
6.2    Authority; No Breach By Agreement.
(a)    Both Merger Sub and Buyer have the corporate power and authority necessary to execute, deliver and perform this Agreement, and to perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of both Merger Sub and Buyer. This Agreement represents a legal, valid, and binding obligation of Merger Sub and of Buyer (assuming due authorization, execution and delivery by Seller), enforceable against Merger Sub and Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b)    Neither the execution and delivery of this Agreement by Merger Sub and Buyer, nor the consummation by Merger Sub and Buyer of the transactions contemplated hereby, nor compliance by Merger Sub and Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s Certificate of Incorporation or Bylaws, (ii) conflict with or result in a breach of any provision of Merger Sub’s Articles of Organization or Operating Agreement, (iii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or, (iv) subject to receipt of the requisite Consents referred to in Section 10.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.
(c)    Other than in connection or compliance with the provisions of the applicable state corporate and Securities Laws, and other than filings with and Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated in this Agreement.
6.3    Financing.
Buyer has, and will have at all times from the date hereof to the Effective Time, sufficient funds available to make all payments required under Articles 3 and 4 hereof and to consummate the transactions contemplated hereby.
6.4    Legal Proceedings.
There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Buyer Entity, or against any director, employee or employee benefit plan of any Buyer Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, nor are there any Orders outstanding against any Buyer Entity, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.
6.5    Compliance with Laws.
Buyer is a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act of 1933, as amended. The deposit accounts of each Buyer Entity that is a depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Buyer, threatened.
6.6    Absence of Certain Changes or Events.
Since December 31, 2014, there has been no Buyer Material Adverse Effect.

6.7    Regulatory Matters.
(a)    To Buyer’s Knowledge, no Buyer Entity has taken or agreed to take any action that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 10.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. Buyer is “well capitalized” and “well managed” as such terms are defined in 12 C.F.R. §238.2. CharterBank is an “eligible savings association” as defined in 12 C.F.R. §5.3(g).
(b)    No Buyer Entity is subject to any written agreement, memorandum or order or decree with or by any Regulatory Authority, nor has any Buyer Entity been advised by any Regulatory Authority that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

6.8    Statements True and Correct.
(a)    None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Seller’s shareholders in connection with the Seller’s Shareholders’ Meeting will, when first mailed to Seller’s shareholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Seller’s Shareholders’ Meeting.
(b)    All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
6.9     No Further Representations.
Except for the representations and warranties specifically set forth in Article 6 of this Agreement, none of Merger Sub or Buyer or any of its Affiliates or Representatives, nor any other Person on behalf of Buyer or Merger Sub, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Merger Sub and Buyer hereby disclaim any such representation or warranty whether by Merger Sub or Buyer or any of its officers, directors, employees, agents, or representatives on behalf of Buyer or Merger Sub, or any other Person on behalf of Buyer or Merger Sub.
ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION
7.1    Affirmative Covenants of Seller.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall, and shall cause each Seller Entity to:
(a)    operate its business only in the usual, regular and ordinary course (materially consistent with all requirements of Regulatory Authorities) (“Continued Business Operations”); provided, that (i) Seller may consult with Buyer and its Representatives in order to maintain the continuity of Continued Business Operations, (ii) any such consultations shall be made at the discretion of Seller and (iii) all business decisions with regard to Continued Business Operations shall be made in the sole discretion of Seller; provided further, that it is the intent of the Parties that in no circumstance by reason of this Agreement shall Buyer be deemed to control, directly or indirectly, Seller, and that Buyer shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any Seller Entity;
(b)    utilize its best efforts to preserve intact its business organization and Assets and maintain its rights and franchises and its customer relationships;
(c)    take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in Section 10.2(d), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement;
(d)    cooperate with Buyer and its Representatives to facilitate the conversion of systems and internal controls, to train Seller and Community Bank of the South employees in the policies, methods and practices utilized by Buyer and CharterBank;
(e)    cooperate and cause its independent auditors and any firm or firms engaged by Seller or Community Bank of the South to assist with internal controls to cooperate with Buyer, CharterBank and their Representatives to establish mutually acceptable scope and procedures and work product for their services, and to communicate with Buyer and CharterBank. Seller and Community Bank of the South shall consult with, and receive Buyer’s consent to any engagement of any consultants and the entry into any consulting agreements;

(f)    cooperate with Buyer and allow Buyer, CharterBank and their Representatives access to Seller and Community Bank of the South and their employees and Representatives during normal business hours required to effect any of the foregoing;
(g)    utilize its best efforts to cause all holders of Seller Common Stock to consent to the 338(h)(10) Election within seventy-five (75) days of the date hereof, including, but not limited to, executing and delivering to Buyer such documents and forms as Buyer shall reasonably request or as are required by applicable law for an effective 338(h)(10) Election, including, without limitation, IRS form 8023 and form 8883 (together with any schedules or attachments thereto) or any successor form required pursuant to applicable Treasury regulations and any applicable state form; and
(h)    utilize its best efforts to obtain Consents for all Contracts listed in Section 5.2(b)(ii) of the Seller Disclosure Memorandum.

7.2    Negative Covenants of Seller.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any Seller Entity to do or agree or commit to do, any of the following:
(a)    amend or waive any provision of the Articles of Incorporation, Bylaws or other governing instruments of any Seller Entity;
(b)    incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $10,000 except in the ordinary course of the business of any Seller Entity consistent with past practices (which shall include, for Seller Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by United States government or agency securities), or impose, or suffer the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Disclosure Memorandum);
(c)    repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Seller Entity, or, except for (i) a distribution of up to $0.40 per share of Seller Common Stock to holders of Seller Common Stock (excluding shares covered under Seller Stock Options and Seller SARs) in respect of such holders’ 2015 Tax obligations and (ii) the 338(h)(10) Distribution to the extent permitted by Section 9.4 hereof, declare or pay any dividend or make any other distribution in respect of Seller’s capital stock;
(d)    except for this Agreement or pursuant to the Seller Stock Options outstanding as of the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Seller Common Stock, any other capital stock of any Seller Entity, any stock appreciation rights, or any option, warrant, or other Equity Right;
(e)    change the number of authorized or issued shares of its capital stock, issue any shares of Seller Common Stock that are held as “treasury shares” as of the date of this Agreement, issue or grant any Equity Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Seller Benefit Plan or otherwise, adjust, split, combine or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock, or sell, lease, transfer, encumber, mortgage or otherwise dispose of any interest in (i) any shares of capital stock of any Seller Entity or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;
(f)    except for purchases of U.S. Treasury securities or United States Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Seller Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business consistent with this Section 7.2(f); and not make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit (i) to any “insider” or to any of its affiliates as that term is defined in Regulation O, (ii) that are unsecured, in excess of $40,000, or (iii) that are secured, in excess of $500,000, provided, that this restriction shall not apply to the loans that have been approved but not yet funded that are set forth in Section 7.2(f) of the Seller Disclosure Memorandum; provided further, that Buyer shall be deemed to have consented to such extension of credit if Buyer does not object within a review period of two (2) business days following the date of delivery of notice of such transaction by Seller to Buyer, provided further, that such review period shall be extended to three (3) business days if such credit is in an amount in excess of $1,000,000; and (1) purchase or sell (except for (A) sales of single family residential first mortgage loans originated and sold on customary terms for fair market value in the ordinary course of Seller’s or Community Bank of the South’s business and (B) sales of portions of loans guaranteed by the United States Small Business Administration) any whole loans, leases, mortgages or any loan participations or agented credits or other interests therein, or (2) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to CharterBank; provided, however, that Community Bank of the South may, without the prior notice to or written consent of CharterBank, renew or extend existing credits of less than $1,000,000 in principal amount on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed the duration of the most recent term of such credit and at rates not less than market rates for comparable credits and transactions and without any release of any collateral, except as Community Bank of the South is presently obligated under existing written agreements kept as part of Community Bank of the South’s official records;
(g)    except as disclosed in Section 7.2(g) of the Seller Disclosure Memorandum, grant any increase in compensation or benefits to the employees or officers of any Seller Entity, except as required by Law and for merit-based salary increases not to exceed three percent (3%) of any employee’s previous salary; pay any severance or termination pay or any bonus; enter into or amend any severance agreements with officers of any Seller Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Seller Entity or waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights other than as permitted by Section 9.4 hereof;
(h)    hire any officers or employees outside the normal course of business; provided, that any new hires that are made consistent with Seller’s budget provided to Buyer shall be deemed to be in the ordinary course of business;
(i)    except as disclosed in Section 7.2(i) of the Seller Disclosure Memorandum, enter into or amend any employment Contract between any Seller Entity and any Person (unless such amendment is required by Law) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;
(j)    adopt any new employee benefit plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Seller Entity other than any such change that is required by Law or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or
(k)    make application for the opening or closing of any, or open or close any, branch or automated banking facility;
(l)    enter into any new line of business or introduce any new products other than Community Bank of the South’s planned introduction of a mobile banking product;
(m)    sell or otherwise dispose of capital stock of Seller or sell or otherwise dispose of any Asset of Seller or of any Seller Entity other than in the ordinary course of business consistent with past practice; subject any Asset of Seller or of any Seller Entity to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice;
(n)    make any capital expenditures, other than (1) expenditures made in the ordinary course of business, (ii) pursuant to binding commitments existing on the date hereof and (iii) expenditures necessary to maintain existing assets in good repair, which capital expenditures in no event shall exceed $100,000;
(o)    take any action which would result in any of the representations and warranties of Seller set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article 10 hereof not being satisfied;
(p)    make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, GAAP or by Regulatory Authorities;
(q)    commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Seller Entity for material money damages or restrictions upon the operations of any Seller Entity; or
(r)    except in the ordinary course of business consistent with past practice and the Seller’s policies, enter into, modify, amend or terminate any material Contract (other than any loan Contract) or waive, release, compromise or assign any material rights or claims.
7.3    Covenants of Buyer.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein, Merger Sub and Buyer covenant and agree that they shall take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in Section 10.2(d), or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Buyer Entity from acquiring any Assets, companies or other businesses or from discontinuing or disposing of any of its Assets or businesses if such action is, in the reasonable judgment of Buyer, desirable in the conduct of the business of the Buyer Entities, provided further, that such actions shall not materially delay the Effective Time or materially hinder consummation of the Merger.
7.4    Adverse Changes in Condition.
Seller agrees to give written notice promptly to Buyer upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.
7.5    Reports.
Seller and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to Buyer copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with any Regulatory Authority, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP and applicable regulatory requirements or guidelines (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). In addition, as soon as reasonably practicable, Seller shall deliver to Buyer the audited consolidated balance sheet (including related notes and schedules, if any) of Seller for the year ended December 31, 2015, and the related statements of income, comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) for the year ended December 31, 2015.
ARTICLE 8
ADDITIONAL AGREEMENTS
8.1    Stay Bonus Pool.
Buyer may consider establishing a stay bonus pool, in the amount to be determined in the sole discretion of Buyer, in order to encourage Seller’s employees to remain with Buyer, thereby assisting Buyer with continuity planning following the consummation of the transactions contemplated by this Agreement.
8.2    Proxy Statement; Shareholder Approval.
(a)    In connection with the Shareholders’ Meeting, Seller shall prepare a Proxy Statement and mail such Proxy Statement to Seller’s shareholders, and the Parties shall each cooperate in the preparation of such document and shall furnish all information as may reasonably be requested by Seller in connection with such action.

(b)    Seller shall duly call, give notice of, convene and hold a Shareholders’ Meeting, to be held as soon as reasonably practicable after the date hereof, on a date reasonably acceptable to Buyer, for the purpose of voting upon approval and adoption of this Agreement, the Merger, and the related transactions (“Seller Shareholder Approval”) and such other related matters as it deems appropriate and shall, subject to the provisions of Section 8.5, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement and the Merger and use its reasonable efforts to obtain such Seller Shareholder Approval.
8.3    Board of Directors; Advisory Board
Buyer shall (a) create an advisory board for CharterBank after the Effective Time, (b) appoint each current director of Seller to such advisory board and (c) maintain such advisory board as composed for at least one year after the Effective Time, with the compensation for the advisory board to be determined by Buyer.
8.4    Other Offers, Etc.
(a)    Seller agrees that no Seller Entity shall, nor shall it authorize or permit any of its Affiliates or their respective officers, directors, employees or Representatives to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission, negotiation or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to Section 8.5, effect a Change in Seller Recommendation, or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction.
(b)    Seller and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.
8.5    Certain Actions.
(a)    Notwithstanding Section 8.4(a) or any other provision of this Agreement, if at any time following the date of this Agreement and prior to receipt of the Seller Shareholder Approval, (i) Seller or any its Affiliates or Representatives receives an unsolicited, bona fide written Acquisition Proposal from any Person, which Acquisition Proposal did not result from any breach of Section 8.4, and (ii) Seller’s Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, and Seller’s Board of Directors determines in good faith after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then Seller’s Board of Directors, directly or indirectly through any Affiliate or Representative, may, subject to compliance with Section 8.5(c) and prior to receipt of the Seller Shareholder Approval, (1)

thereafter furnish to such Person, in response to a written request therefor, non-public information relating to any Seller Entity pursuant to an executed customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement, and (2) engage or otherwise participate in negotiations or discussions with such Person that has made (and not withdrawn) such Superior Proposal. The Seller Entities shall use their reasonable best efforts to provide any competitively sensitive non-public information to any competitor in connection with the actions permitted by this Section 8.5, only in accordance with “clean room” or other similar procedures, reasonably acceptable to Buyer, intended to limit any adverse effect of the sharing of such information regarding the Seller Entities.

(b)    Seller’s Board of Directors shall not take any of the actions referred to in clauses (1) or (2) of Section 8.5(a) unless Seller shall have delivered to Buyer a prior written notice (no less than twenty-four (24) hours in advance) advising Buyer that Seller intends to take such action. Seller shall notify Buyer promptly (but in no event later than twenty-four (24) hours) after it becomes aware of receipt by it (or any of its Affiliates or Representative) of any Acquisition Proposal. Such notice shall include, and Seller shall continue to provide, (i) a written summary of the material terms and conditions of any such Acquisition Proposal, indication or request not made in writing (including any updates, revisions or supplements thereto) provided to any Seller Entity or any Affiliate or Representative of Seller (including any financing commitments or other materials relating thereto), (ii) an unredacted copy of any Acquisition Proposal made in writing (including any updates, revisions or supplements thereto) provided to any Seller Entity or any Affiliate or Representative of Seller (including any financing commitments or other materials relating thereto) and, in each case, the identity of the Person making such Acquisition Proposal. Seller shall keep Buyer reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours of the occurrence thereof), of the status and material terms of any such Acquisition Proposal, indication or request, including any significant developments, discussions or negotiations regarding any Acquisition Proposal. Seller shall simultaneously provide Buyer with a list of any non-public information concerning the Seller Entities’ business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Buyer, copies of such information. Seller agrees that it will not, and will not permit any Seller Entity to, enter into any confidentiality agreement or other Contract with any Person subsequent to the date hereof which prohibits Seller from complying with its obligations under this Section 8.5.
(c)    Notwithstanding anything in Section 8.4, Seller’s Board of Directors may (i) in the case of Section 8.4(a)(iii) in response to an Acquisition Proposal made after the date hereof and prior to receipt of the Seller Shareholder Approval that did not result from a breach of Section 8.4(a)(i), effect a Change in Seller Recommendation, if Seller’s Board of Directors determines in good faith, after consulting with outside legal counsel and its financial advisor, that (1) failure to take such action would be inconsistent with, or a breach or violation of, the directors’ fiduciary duties under applicable Laws and (2) such Acquisition Proposal constitutes a Superior Proposal; and (ii) in the case of Section 8.4(a)(iv), in response to an Acquisition Proposal made after the date hereof and prior to receipt of the Seller

Shareholder Approval that did not result from a breach of Section 8.4(a)(i), cause or permit Seller to terminate this Agreement pursuant to Section 11.1(e) and, in connection with such termination, authorize, adopt, approve, recommend or declare advisable such Superior Proposal, and cause or permit Seller to enter into an Acquisition Agreement with respect to such Acquisition Transaction, if Seller’s Board of Directors determines in good faith, after consulting with outside legal counsel and its financial advisor, that (A) failure to take such action would be inconsistent with, or a beach or violation of, the directors’ fiduciary duties under applicable Laws and (B) such Acquisition Proposal constitutes a Superior Proposal; provided, however, that prior to affecting any Change in Seller Recommendation and/or termination of this Agreement pursuant to Section 11.1(e), (w) Seller has given notice to Buyer, in writing, at least five (5) business days (the “Notice Period”) before taking such action, of its intention to take such action with respect to an Acquisition Proposal, which notice shall state expressly that Seller has received an Acquisition Proposal that Seller’s Board of Directors intends to declare a Superior Proposal and that Seller’s Board of Directors intends to make a Change in Seller Recommendation and/or Seller intends to enter into an Acquisition Agreement with respect thereto; (x) Seller attaches to such notice the most current unredacted version of the relevant proposed transaction agreement(s) and a copy of any financing commitments relating thereto and a written summary of the material terms of any Superior Proposal not made in writing, including any financing commitments relating thereto (which version shall be updated on a prompt basis); (y) after providing such notice and prior to terminating this Agreement pursuant to Section 11.1(e), Seller shall have, and shall have caused its Affiliates and Representatives to, during the Notice Period, negotiate with Buyer in good faith to make such adjustments in the terms and conditions of this Agreement as would permit Seller not to effect a Change in Seller Recommendation or terminate this Agreement pursuant to Section 11.1(e); (z) following the end of such Notice Period, Seller’s Board of Directors shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Buyer, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect; provided, that, in the event of any material revisions to the Acquisition Proposal that Seller’s Board of Directors has determined to be a Superior Proposal, Seller shall be required to deliver a new written notice to Buyer and to comply with the requirements of this Section 8.5(c) de novo.
8.6    Consents of Regulatory Authorities.
The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to the transactions contemplated herein. Each

Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.
8.7    Agreement as to Efforts to Consummate.
Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 10; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.
8.8    Filings with State Offices.
Upon the terms and subject to the conditions of this Agreement, Seller and Merger Sub shall execute and file a Certificate of Merger and such other documents as may be required to give effect to the Merger and other transactions contemplated in this Agreement in such jurisdictions with the Secretary of State of the State of Georgia in connection with the Closing on the Closing Date.
8.9    Investigation and Confidentiality.
(a)    Prior to the Effective Time, Seller shall keep the Buyer advised of all material developments relevant to its business and to consummation of the Merger and shall permit Buyer or its Representative to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of its financial, tax and legal condition as Buyer reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby, shall not interfere unnecessarily with normal operations, and shall be conducted during normal business hours. No investigation by Buyer shall affect the ability of Buyer to rely on the representations and warranties of Seller. Between the date hereof and the Effective Time, Seller shall permit Buyer’s senior officers, outside counsel and independent auditors to meet with the senior officers of Seller, including officers responsible for the Seller Financial Statements, the internal controls of Seller and the disclosure controls and procedures of Seller and Seller’s independent public accountants, to discuss such matters.
(b)    In addition to the Parties’ respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its

Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.
(c)    Seller shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Seller to preserve the confidentiality of the information relating to the Seller Entities provided to such Persons and their Affiliates and Representatives.
(d)    Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.
8.10    Press Releases.
Prior to the Effective Time, Seller and Buyer shall obtain the other party’s written consent prior to releasing any press release or other public announcement related to this Agreement or any other negotiation or transaction contemplated hereby; provided, that nothing in this Section 8.10 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary in order to satisfy such Party’s disclosure obligations imposed by Law.
8.11    Charter Provisions.
Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.
8.12    State Takeover Laws.
Each Seller Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.
8.13    Employee Benefits and Contracts; Directors.

(a)    Following the Effective Time, Buyer shall provide to officers and employees of the Seller Entities who continue employment with Buyer after the Effective Time employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Buyer Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Buyer Entities to their similarly situated officers and employees. For purposes of participation, vesting and (except in the case of Buyer retirement plans) benefit accrual under Buyer’s employee benefit plans, the service of the employees of the Seller Entities prior to the Effective Time shall be treated as service with a Buyer Entity participating in such employee benefit plans, provided however, that no duplication of benefits shall occur. Subject to Section 8.13(b), Buyer also shall cause the Surviving Subsidiary to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.13(a) of the Seller Disclosure Memorandum to Buyer between any Seller Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Seller Benefit Plans.
(b)    Nothing in this Agreement (i) shall require Buyer or any Buyer Entity to continue to employ or make an offer of employment to any particular employee of Seller or any Seller Entity, except for those officers of Seller listed on Section 8.13(b) of the Buyer Disclosure Memorandum, following the Effective Time, or (ii) subject to Section 8.13(a), shall be construed to prohibit any Buyer Entity from amending or terminating any Seller Benefit Plan. Except as set forth in Section 12.14 hereof, no provisions of this Agreement shall create any third party beneficiary rights in any employee of any Seller Entity, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee of any Seller Entity by Buyer, Buyer Entity, or any of their Affiliates or under any benefit plan which any of them may maintain, or otherwise. No provision of this Agreement shall operate as an amendment to any benefit plan maintained by any Buyer Entity or Seller Entity.
(c)    Any Non-Offer Employee shall be paid by Buyer immediately following such Person’s separation from employment by Seller or Buyer, as applicable, as severance, an amount equal to the product of (i) the number of whole years of service such Non-Offer Employee has been employed by any Seller Entity times (ii) (x) two (2) weeks base salary if such Non-Offer Employee is a non-officer, or (y) three (3) weeks base salary if such Non-Offer Employee is an officer not already subject to a change of control or employment agreement; provided, that each Non-Offer Employee shall receive a severance payment in an amount not less than five (5) times such Person’s weekly base salary and no Non-Offer Employee shall receive a severance payment in an amount greater than eighteen (18) times such Person’s weekly base salary. Buyer shall be entitled to withhold any applicable Taxes from payments made pursuant to this Section 8.13(c). Such payments shall be made through a Seller Entity’s or a Buyer Entity’s payroll.

(d)    Upon the execution of this Agreement, each of Seller’s non-officer directors shall execute and deliver agreements not to compete with Seller or Buyer or any Buyer Entity upon terms and conditions in the form and substance set forth in Exhibit 4, (the “Director’s Agreements”).
(e)    Upon request from Buyer, no later than five (5) days before the Closing Date and at Seller’s cost, Seller shall take all actions necessary (including providing notice to third-party insurers, service providers and participants) to terminate such Seller Benefit Plan as requested by Buyer, with such termination effective no later than the day preceding the Closing Date. No later than the date immediately prior to the Closing Date, Seller shall provide Buyer with evidence that the Board of Directors of Seller has terminated each such Seller Benefit Plan, as requested by Buyer, pursuant to resolutions of the Board of Directors of Seller with such terminations being effective as of no later than the day immediately preceding the Closing Date. The form and substance of such resolutions shall be subject to the review and reasonable approval of Buyer.
(f)    If employees of any Seller Entity become eligible to participate in a medical, dental or other health plan of a Buyer Entity upon a date other than the last day of the plan year of the corresponding medical, dental or other health plan of the Seller Entity, the Buyer Entity shall cause each such plan of the Buyer Entity to: (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, dental or other health plan of the Buyer Entity, (ii) provide full credit under such plan for any deductible, co-payment and out-of-pocket expenses incurred by the employees of the Seller Entity and their beneficiaries during the portion of the plan year of the applicable medical, dental or other health plan of the Seller Entity prior to such participation in such plan of the Buyer Entity; and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee, in each case to the extent such employee had satisfied any similar limitation or requirement under the corresponding plan of the Seller Entity.

8.14    D&O Indemnification.
(a)    For a period of six (6) years after the Effective Time, Buyer shall indemnify, defend and hold harmless the present and former directors, officers and employees of the Seller Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers or employees of Seller or, at Seller’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the GBCC and by Seller’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Company is required to effectuate any indemnification, the Surviving Company shall direct, at the election of the Indemnified

Party that the determination of any such approval shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party.
(b)    At or prior to the Effective Time, Buyer shall (and Seller shall cooperate prior to the Effective Time in these efforts) purchase a non-rescindable extended reporting period for Seller’s existing directors’ and officers’ liability insurance policy with a duration of up to six (6) years after the Effective Time (provided, that Buyer may substitute therefore (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Seller given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Buyer shall not be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Seller’s directors and officers, 300% of the annual premium payments on Seller’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.
(c)    Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify Buyer thereof; provided, that failure to provide such notice shall not relieve Buyer of its obligations pursuant to this Section unless such failure materially prejudices Buyer. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; provided, that Buyer shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) Buyer shall not be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer’s Entities and their respective directors, officers and controlling persons, employees, agents and Representatives; and provided further, that Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(d)    If Buyer or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 8.14.
(e)    The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.
8.15    Trust Preferred Securities.
Prior to the Effective Time, Buyer and Seller shall take all actions necessary for Buyer to enter into, and Buyer shall enter into, supplemental indentures with the trustee(s) of the indentures for Seller’s outstanding floating rate junior subordinated deferrable interest debentures (the “Seller Debentures”) issued in connection with the issuance of the trust securities of CBS Financial Capital Trust I and CBS Financial Capital Trust II in order to evidence the assumption by Buyer of such indentures as of the Effective Time. The form of the supplemental indenture shall be reasonably acceptable to Buyer, and, pursuant to such supplemental indenture, Buyer will agree to assume the covenants, agreements and obligations of Seller under the indenture, including the obligations to make all payments when due in respect of the Seller Debentures.
8.16    Delivery of Seller Disclosure Memorandum and Disclosure Supplements.
Seller has delivered to Buyer a complete Seller Disclosure Memorandum as of this date of this Agreement, and from time to time prior to the Effective Time, Seller will promptly supplement or amend the Seller Disclosure Memorandum delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Seller Disclosure Memorandum or which is necessary to correct any information in such Seller Disclosure Memorandum which has been rendered materially inaccurate thereby. No supplement or amendment to such Seller Disclosure Memorandum shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 10.
8.17    Additional Actions.
If, at any time after the Effective Time, Buyer or Merger Sub shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of records or otherwise, in Buyer or Merger Sub their right, title or interest in, to or under any of the rights, properties or assets of any Seller Entity, or (ii) otherwise carry out the purposes of this Agreement, each Seller Entity and their officers and directors shall be deemed to have granted to Buyer or Merger Sub, as applicable, an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or take any other acts as necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer or Merger Sub their right, title or interest in, to or under any of the rights, properties or assets of any Seller Entity or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer or Merger

Sub, as applicable, are authorized in the name of any Seller Entity or otherwise to take any and all such action.

ARTICLE 9
TAX MATTERS

9.1     S Corporation Status.
(a)    On or prior to the Closing Date, Seller shall not permit any of the holders of Seller Common Stock to revoke Seller’s election to be Taxed as an “S corporation,” or take or allow any action or fail to take any action that would result in the termination of Seller’s status as a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code, or the termination of any Seller Subsidiary’s status as a ‘‘qualified subchapter S subsidiary’’ within the meaning of Section 1361(b)(3)(B) of the Code.
(b)    If any Tax authority determines or proposes to determine that Seller did not have a valid election in effect under Section 1362(a) of the Code to be treated as an S corporation as of the Closing Date (without regard to the transfer of Seller Common Stock under this Agreement), Seller, on behalf of the holders of Seller Common Stock, shall cooperate with Buyer, and use commercially reasonable efforts, to obtain from the IRS a waiver of the termination and reinstatement of such S corporation status through the Closing Date pursuant to Section 1362(f) or any similar relief available with respect to state and local income taxation. In the event of such a challenge to the S corporation status of Seller, Seller, on behalf of the holders of Seller Common Stock, shall promptly take all steps pursuant to Section 1362(f)(3) of the Code, and shall make such adjustments as may be required by the IRS pursuant to Section 1362(f)(4) as a condition of obtaining such waiver and reinstating the S corporation status through the Closing Date (and any similar adjustments required under analogous state and local Tax provisions. The holders of Seller Common Stock shall bear the entire expense of procuring the waiver and reinstatement of the S status of the Company described above, including the legal, accounting, and Tax costs of taking such steps and of making such adjustments as may be required.
9.2     338(h)(10) Election.
Provided all of the holders of Seller Common Stock consent to the 338(h)(10) Election in accordance with this Agreement, Buyer shall join Seller in the making of a timely, irrevocable and effective election under Section 338(h)(10) of the Code and any and all similar provisions of state law with respect to the transactions contemplated herein (the “338(h)(10) Election”).
9.3        Tax Returns.

Provided all of the holders of Seller Common Stock consent to the 338(h)(10) Election or the Merger is restructured in accordance with the provisions of Section 1.4, the parties agree as follows:
(a)    If applicable, Buyer shall prepare, execute and deliver to Seller promptly following the date of this Agreement and at least five (5) days prior to the Closing Date such documents and forms as shall be reasonably requested by Seller or as are required by applicable law for an effective 338(h)(10) Election, including, without limitation, IRS form 8023 (together with any schedules or attachments thereto) or any successor form required pursuant to applicable Treasury regulations and any applicable state form (collectively, the “Election Form” ). Seller shall cause the Election Forms to be properly completed by the holders of Seller Common Stock to the extent pertaining to such holders of Seller Common Stock and duly executed by each of the holders of Seller Common Stock at Closing. Buyer shall duly and timely file the Election Form as prescribed by the instructions issued by the IRS to such form or the corresponding provisions of applicable state, local or foreign income Tax law.
(b)    Within ninety (90) calendar days after the Closing Date, Buyer shall provide Seller’s Representative a complete IRS form 8594 or form 8883, as applicable, which shall include a proposed schedule (the “Allocation Schedule”) allocating the Purchase Price plus assumed liabilities plus all other items comprising the “adjusted grossed up basis” (within the meaning of Treasury Regulation §1.338-5) among the deemed sale of assets resulting from the making of the 338(h)(10) Election or the deemed purchase of the assets, as the case may be. The allocation set forth in such Allocation Schedule shall comply with the rules of Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder. The Allocation Schedule shall become final and binding on the parties hereto fifteen (15) calendar days after Buyer provides such schedule to Seller’s Representative, unless Seller’s Representative objects in writing to Buyer, specifying the basis for its objection and preparing an alternative allocation. If Seller’s Representative does object, Buyer and Seller shall in good faith attempt to resolve the dispute within fifteen (15) calendar days of written notice to Buyer of Seller’s Representative’s objection. Any such resolution shall be final and binding on the parties hereto. Any unresolved disputes shall be promptly submitted to the Accounting Arbitrator for determination, with such determination being final and binding on the parties hereto. Buyer shall pay the fees and expenses of the Accounting Arbitrator. Buyer and Seller shall cooperate with each other and the Accounting Arbitrator in connection with the matters contemplated by this Section 9.3, including, without limitation, by furnishing such information and access to books, records (including, without limitation, accountants work papers), personnel and properties as may be reasonably requested.
(c)    Each of the parties hereto agrees to (i) prepare and timely file all Tax Returns, including, without limitation, IRS form 8594, and form 8883 (and all supplements thereto) in a manner consistent with the Allocation Schedule as finalized and (ii) act in accordance with the Allocation Schedule for all Tax purposes, except as otherwise required by Law.

(d)    Seller’s Representative shall prepare and file the S election termination or revocation Tax Return, form 1120S, U.S. Income Tax Return for an S Corporation, of the Seller, for any period ending on or before the Closing Date, and any related state or local income Tax Return of the Seller; in each case consistent with the agreements as to tax treatment and the Allocation Schedule reached by the Parties in this Section 9.3. The selling shareholders shall be liable for any Taxes due on any such Tax Returns covered by this subsection (e).
(e)    Seller’s Representative, on the one hand, and the Buyer and Seller, on the other, shall provide each other with such cooperation and access to information as either of them reasonably may request of the other in connection with the preparation and filing of any Tax Return pursuant to subsection (e) or in connection with any audit or other action in respect of any such Tax Return. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller’s Representative, on the one hand, and Buyer and Seller, on the other, shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to any Pre-Closing Tax matters of the Seller, including Tax matters relating to Tax Returns prepared and filed in accordance with subsection (e), for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Seller for any taxable period beginning before the Closing Date, Seller’s Representative, Buyer and Seller (as the case may be) shall provide the other applicable Party or Parties with reasonable written notice and offer the other applicable Party or Parties the opportunity to take custody of such materials.
(f)    Prior to the Closing Date, Seller shall pay for the preparation and review of such Tax Returns, schedules, and related forms as are required to be prepared and/or field by Seller’s Representative pursuant to this Section 9.3.
9.4     338(h)(10) Payments.
In the event the Seller shall obtain the unanimous consent of the holders of Seller Common Stock to make a 338(h)(10) Election in accordance with this Agreement, Seller shall make (a) a distribution of $0.50 for each outstanding share of Seller Common Stock (excluding shares covered under Seller Stock Options and Seller SARs) (the “338(h)(10) Distribution” ) and (b) a cash payment to each holder of a Seller Stock Option or Seller SAR equal to $0.50 times the number of shares of Seller Common Stock subject to such Seller Stock Option or Seller SAR (the “338(h)(10) Option Payments” ). The 338(h)(10) Distribution and the 338(h)(10) Option Payments shall be made by the Seller at or immediately prior to the Effective Time. In the event, however, should Seller fail to obtain the unanimous consent of the holders of Seller Common Stock to make a 338(h)(10) Election pursuant to Section 7.1(g), the Seller shall not make the 338(h)(10) Distribution or the 338(h)(10) Option Payments.
ARTICLE 10
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

10.1    Conditions to Obligations of Each Party.
The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 12.6:
(a)    Seller Shareholder Approval. The shareholders of Seller Common Stock shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Seller’s Articles of Incorporation and Bylaws.
(b)    Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.
(c)    Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement
(d)    OCC Dividend Approval. CharterBank shall have received approval from the OCC to make a dividend distribution to Buyer for purposes of satisfying the transactions contemplated in this Agreement.
10.2    Conditions to Obligations of Buyer and Merger Sub.
The obligations of Buyer and Merger Sub to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 12.6(a):
(a)    Representations and Warranties. For purposes of this Section 10.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.9(h) and (i), 5.30, 5.31, 5.32, 5.33 and the first sentence of Section 5.8 shall be true and correct in all respects (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.9(h) and (i), 5.30, 5.31, 5.32, 5.33 and the first sentence of Section 5.8) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
(b)    Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)    Certificates. Seller shall have delivered to Buyer (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Sections 10.1(a), 10.2(a) and 10.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Seller’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.
(d)    Regulatory Consents. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement. No Consent of any Regulatory Authority shall impose upon Buyer or CharterBank any reporting or compliance obligations to which they are not subject as of the date hereof and which Buyer deems in its reasonable judgment to be material and burdensome.
(e)    Third Party Consents. Seller shall have obtained, in a form reasonably satisfactory to Buyer, the Consents listed on Section 10.2(e) of the Seller Disclosure Memorandum except for Consents to the assignment of such agreements that Buyer determines prior to the Effective Time to terminate at or following the Effective Time.
(f)    Support Agreements, Director’s Agreements, Claims Letters. Each of the (i) directors (including director emeritus) of Seller that are beneficial owners of any shares of Seller Common Stock and (ii) Executive Officers of Seller that are beneficial owners of any shares of Seller Common Stock, shall have executed and delivered to Buyer Support Agreements in the form of Exhibit 3 hereto, each of the non-officer directors of Seller shall have executed and delivered to Buyer Director’s Agreements in the form of Exhibits 4 hereto, and each of the directors and Executive Officers of Seller shall have executed and delivered to Buyer Claims Letters in the form of Exhibit 5 hereto.
(g)    Notices of Dissent. Holders of an aggregate of no more than ten percent (10.0%) of the outstanding shares of Seller Common Stock have delivered notice of their intent to exercise their statutory right to dissent with respect hereto.
(h)    Seller Material Adverse Effect. There shall not have been any Seller Material Adverse Effect between the date hereof and the Closing Date, and Buyer shall have received a certificate dated as of the Closing Date, signed by Seller, to such effect.
(i)    Receipt of the IRS Tax Representation.  Buyer shall have received from Seller evidence from the IRS reasonably acceptable to Buyer that Community Bank of the South is deemed to have been a Qualified Subchapter S Subsidiary of Seller since the tax year ended December 31, 2004.
10.3    Conditions to Obligations of Seller.
The obligations of Seller to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 12.6(b):
(a)    Representations and Warranties. For purposes of this Section 10.3(a), the accuracy of the representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 6.3 shall be true and correct in all respects (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Section 6.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
(b)    Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer and Merger Sub to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)    Certificates. Buyer shall have delivered to Seller (i) a certificate, dated as of the Effective Time and signed on its behalf and on behalf of Merger Sub, as its sole member, by Buyer’s chief executive officer and its chief financial officer, to the effect that the conditions set forth in Sections 10.3(a) and 10.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer’s Board of Directors evidencing the taking of all corporate action, by both Buyer and Merger Sub, necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.
(d)    Buyer Material Adverse Effect. There shall not have been any Buyer Material Adverse Effect between the date hereof and the Closing Date, and Buyer shall have received a certificate dated as of the Closing Date, signed by Seller, to such effect.
ARTICLE 11
TERMINATION
11.1    Termination.
This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding receipt of the Seller Shareholder Approval (except as otherwise specified in this Section 11.1):
(a)    by mutual written consent of Buyer and Seller;
(b)    by either Buyer or Seller:
(i)    (A) if the Merger shall not have been consummated on or before June 30, 2016, (the “Outside Date”), or (B) if a vote of the shareholders of Seller is taken and Seller fails to obtain the Seller Shareholder Approval; provided, that, neither Party shall have the right to terminate this Agreement pursuant to this Section 11.1(b)(i) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; or
(ii)    if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order prohibiting any of the transactions contemplated by this Agreement and such Law or Order shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order in accordance with Sections 8.6 and 8.7.
(c)    by Buyer if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 10.2(a), (b) or (i) (a “Seller Terminating Breach” ) and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date or (2) thirty (30) days after the giving of written notice to Seller of such breach or failure; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 11.1(c) if a Buyer Terminating Breach shall have occurred and be continuing;

(d)    by Seller if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 10.3(a) or (b) (a “Buyer Terminating Breach”) and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date or (2) thirty (30) days after the giving of written notice to Buyer of such breach or failure; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if a Seller Terminating Breach shall have occurred and be continuing;
(e)    by Seller, at any time prior to the approval of this Agreement by the shareholders of Seller, for the purpose of entering into an Acquisition Agreement in compliance with the requirements set forth in Section 8.5, provided that Seller is not in material breach of any of its obligations under Section 8.4 or Section 8.5 of this Agreement;
(f)    by Buyer (on behalf of itself and Merger Sub), if (i) Seller’s board of directors determines that an Acquisition Proposal continues to be a Superior Proposal after the Notice Period pursuant to Section 8.5, (ii) Seller breaches its obligations under this Agreement by failing to comply in all material respects with Section 8.2, (iii) after mailing the Proxy Statement in accordance with Section 8.2, Seller effects a Change in Seller Recommendation, or (iv) Seller’s board of directors has authorized, recommended or publicly announced its intention to authorize or recommend any Acquisition Proposal with any person other than Buyer or Merger Sub or if Seller otherwise breaches, in any material respect, its obligations under Section 8.4 or 8.5 of this Agreement; or
(g)    by Buyer (on behalf of itself and Merger Sub) if holders of more than 10.0% of the shares of Seller Common Stock outstanding at any time prior to the Closing Date exercise dissenters’ rights pursuant to Article 13 of the GBCC.
(h)    For clarification, the failure of Seller to obtain the unanimous consent of the holders of Seller Common Stock to make a 338(h)(10) Election pursuant to Section 7.1(g) shall in no event directly or indirectly give the Seller a termination right under this Section 11.1.
11.2    Effect of Termination.
(a)    In the event of the termination and abandonment of this Agreement pursuant to Section 11.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 8.9(b), 11.2, 12.2 and 12.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.
(b)    In the event that (A) a Pre-Termination Takeover Proposal Event (as defined below) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Buyer or Seller pursuant to Section 11.1(b)(i)(B) or by Buyer pursuant to Section 11.1(c) as a result of a willful breach by Seller and (B) prior to the date that is twelve (12) months after the date of such termination Seller enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal with the party (or its affiliate) that gave rise to the Pre-Termination Takeover Proposal Event, then Seller shall, on the earlier of the date of such definitive agreement is executed or such Acquisition Proposal is consummated, pay Buyer a fee equal to the sum of $3,000,000 (the “Termination Fee”). The Termination Fee shall be paid by wire transfer within ten (10) days of the date of such termination and shall be paid in lieu of the Expense Fee described in Section 12.2.
(c)    In the event that this Agreement is terminated by Buyer pursuant to Section 11.1(f) or by Seller pursuant to Section 11.1(e), then Seller shall pay to Buyer the Termination Fee by wire transfer within ten (10) days of the date of such termination.
(d)    For purposes of this Section 11.2, a “Pre-Termination Takeover Proposal Event” (a “Pre-Termination Takeover Proposal Event”) shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to the senior management or board of directors of Seller or shall have been made directly to its shareholders generally, or any person reasonably qualified to consummate an Acquisition Proposal shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and such Acquisition Proposal or public announcement shall not have been irrevocably withdrawn not less than five (5) business days prior to (i) the date of the special meeting and Seller’s shareholders fail to approve this Agreement at such meeting (with respect to a termination pursuant to Section 11.1(b)(i)(B)) and the Seller Recommendation have not been reaffirmed by the Seller after such public announcement, or (ii) or the date of termination (with respect to a termination pursuant to Section 11.1(c)).
(e)    For purposes of this Section 11.2, all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.
ARTICLE 12
MISCELLANEOUS
12.1    Definitions.
(a)    The capitalized terms set forth below have been defined herein in the respective sections or other parts hereof as set forth below:

Term	Page	Term	Page
338(h)(10) Distribution	54	Loan Tape	17
338(h)(10) Election	52	Maximum Amount	49
338(h)(10) Option Payment	54	Merger	1
Agreement	1	Merger 2	2
Allocation Schedule	52	Merger Consideration	4
Allowance	17	Notice Period	44
Bank Merger	2	OCC	1
Buyer	1	Outside Date	57
Buyer Terminating Breach	58	Owned Real Property	19
CERCLA	64	PATRIOT Act	33
Certificates	6	Paying Agent	6
Closing	1	Personal Property	20
Closing Date	2	Pre-Termination Takeover Proposal Event	59
Continued Business Operations	37
Director’s Agreements	48	RCRA	64
DOL	24	Real Property Leases	19
Effective Time	2	Seller	1
Election Form	52	Seller Benefit Plans	24
Expense Fee	71	Seller Contracts	28
FRB	1	Seller Debentures	50
GBCC	1	Seller ERISA Plan	24
Indemnified Party	49	Seller Shareholder Approval	42
IRS	25	Seller Stock Option	5
Junior Subordinated Debt	10	Seller Terminating Breach	58
Leased Premises	19	Surviving Subsidiary	2
Loan Documentation	17	Takeover Laws	31
Loan Sale Agreement	17	Termation Fee	59

(b)    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“Acquisition Agreement” means any letter of intent, agreement in principle, definitive agreement, or other similar agreement related to any Acquisition Transaction.
“Acquisition Proposal” means any proposal (whether communicated to Seller or publicly announced to Seller’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Seller or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute twenty-five percent (25%) or more of the consolidated assets of Seller as reflected on Seller’s consolidated statement of condition prepared in accordance with GAAP.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or Group (other than Buyer or any of its Affiliates) of twenty-five percent (25%) or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning twenty-five percent (25%) or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than seventy-five percent (75%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of ten percent (10%) or more of the assets of Seller; or (iii) any liquidation or dissolution of Seller.
“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.
“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.
“Buyer Common Stock” means the $0.01 par value common stock of Buyer.
“Buyer Entities” means, collectively, Buyer, Merger Sub and all Buyer Subsidiaries.
“Buyer Financial Advisor” means FIG Partners, LLC.
“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies (including the enforcement, interpretation and implementation thereof), (C) actions and omissions of Buyer (or any of its Subsidiaries) taken pursuant to this Agreement or with the prior written Consent of Seller in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of Buyer, including expenses incurred by Buyer in consummating the transactions contemplated by this Agreement, (E)

effects of general economic, financial or securities market or political conditions in the United States or any other country or region, (F) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Buyer to this Agreement or any of the transactions contemplated by this Agreement, (G) failure of Buyer to meet revenue or earnings predictions, or (H) hurricanes and other storms which occurred prior to the date of this Agreement.
“Certificate of Merger” shall mean the Certificate of Merger filed with the Secretary of State of the State of Georgia as contemplated by Section 1.5 of this Agreement.
“Change in Seller Recommendation” means any (i) withdrawal, qualification, modification, proposal to withdraw, qualify, or modify, in any manner adverse to Buyer, or refusal to approve or recommend the approval or recommendation by Seller’s Board of Directors of this Agreement or the transactions contemplated thereby, (ii) approval, endorsement, or recommendation by Seller’s Board of Directors of an Acquisition Proposal (or, in the case of a tender offer or exchange offer, failure to promptly recommend rejection of such offer) or (iii) proposal to approve, endorse, or recommend any Acquisition Proposal.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 4, 2015, by and between Seller and Buyer.
“Consent” means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.
“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.
“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.
“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“Employee Benefit Plan” means each pension, retirement, profit-sharing, 401(k), savings, deferred compensation, stock option or other equity award, employee stock ownership, share purchase, stock appreciation rights, restricted stock, phantom stock, stock bonus, severance pay, vacation, bonus, retention, change in control or other incentive plan, employment, retention, severance change in control or other agreement, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits for the benefit of any current or former officer, director, employee, retiree, or independent contractor or any spouse, dependent, or beneficiary thereof, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.
“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including but not limited to: (i) the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”),; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”),; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. 11001 et seq.); (iv) the Clean Air Act (42 U.S.C. 7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vii) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (viii) of this subparagraph; (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters; and (xi) other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.
“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other rights.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Seller Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of ERISA Section 4001(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Governmental Authority pursuant to the Securities Laws.
“Executive Officer” means each of the following officers of the Seller Entities:
Sylvia D. Hamby        President of Community Bank of the South
Lee A. Scroggins, Jr.        Chief Executive Officer
Mary P. Tinsley        Chief Financial Officer
“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-

regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall mean two or more Persons acting in concert for the purpose of acquiring, holding or disposing of securities of an issuer.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including but not limited to RCRA hazardous wastes, CERCLA hazardous substances, and Georgia Hazardous Site Response Act regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos (including asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), and polychlorinated biphenyls (PCBs), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of any Seller Entity’s business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefore, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry by the chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other senior vice president of such Person.
“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.
“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens that are of public record and do not preclude or restrict the ability to use the affected property for the purposes for which such property is being used on the date of this Agreement..
“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.
“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
“Non-Offer Employee” means any Person who (i) is an employee of any Seller Entity on the date of this Agreement, (ii) is not offered continued employment by a Buyer Entity with (A) salary at least equal to that provided to such Person by the Seller Entities on the date of this Agreement and benefits at least consistent with those provided by the Buyer Entities to their similarly situated employees and (B) no requirement to relocate such Person’s place of employment from such Person’s place of employment on the date of this Agreement except for such relocations within Cobb County, Georgia as may be approved by the Cobb County President of CharterBank, (iii) is an employee of any Seller Entity immediately prior to the Effective Time, and (iv) does not accept an offer of continued employment by a Buyer Entity. Any former employee of a Seller Entity who accepts employment with Buyer but whose employment with Buyer is terminated as a result of an elimination of such Person’s position with Buyer (and not as a result of actions or inactions by such Person that give rise to a termination of employment for cause) within six (6) months of the Closing Date shall also be considered a Non-Offer Employee.
“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.
“Party” means Seller, Merger Sub and Buyer and “Parties” means all such Persons.
“Permit” means any federal, state, local, or foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.
“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.
“Proxy Statement” means the proxy statement used by Seller to solicit the approval of its shareholders of the transactions contemplated by this Agreement.
“Regulatory Authorities” means, collectively, the FRB, the FDIC, the OCC, the GDBF, and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.
“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Governmental Authority promulgated thereunder.
“Seller Bank Loans” means the loans, lines of credit and other extensions of credit, including all legally binding commitments and obligations to extend credit made by Community Bank of the South or Seller.
“Seller Common Stock” means the $5.00 par value common stock of Seller.
“Seller Disclosure Memorandum” means the written information entitled “Community Bank of the South Disclosure Memorandum” delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this

Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.
“Seller Entities” means, collectively, Seller and all Seller Subsidiaries.
“Seller Financial Advisor” means The Burke Group, LLC.
“Seller Financial Statements” means (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Seller as of December 31, 2014, 2013 and 2012, and the related statements of income, comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) for each of the years ended December 31, 2014, 2013 and 2012 and (ii) the unaudited consolidated balance sheets of Seller (including related notes and schedules, if any) of Seller as of March 31, 2015, June 30, 2015 and September 30, 2015 and related statements of income, shareholders’ equity, and cash flows (including related notes and schedules, if any).
“Seller Material Adverse Effect” means an event, circumstance, development, change, effect or occurrence which, individually or together with any other event, circumstance, development, change, effect or occurrence, has, or is reasonably likely to have, a material adverse effect on (i) the financial position, results of operations, business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Seller and its Subsidiaries, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Seller Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies (including the enforcement, interpretation and implementation thereof), (C) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of Seller, including expenses incurred by Seller in consummating the transactions contemplated by this Agreement, (E) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Seller to this Agreement or any of the transactions contemplated by this Agreement, or (F) effects or general economic, financial or securities market or political conditions in the United States or any other country or region, further provided that the failure of the Seller to represent and warrant any of the statements made in Section 5.9(h) or Section 5.9(i) will de facto constitute a Seller Material Adverse Effect.
“Seller Rights” means the Seller Stock Options issued and outstanding as of the date hereof as disclosed in Section 5.3(a) of the Seller Disclosure Memorandum.
“Seller SARs” means the stock appreciation rights issued by Seller as disclosed in Section 5.3(a) of the Seller Disclosure Memorandum.

“Seller Subsidiaries” means the Subsidiaries, if any, of Seller, as of the date of this Agreement.
“Seller’s Representative” means Mary P. Tinsley or, if Mary P. Tinsley is unwilling or unable to serve in such capacity, Jay Y. McClure.
“Shareholders’ Meeting” means the meeting of Seller’s shareholders to be held pursuant to Section 8.2, including any adjournment or adjournments thereof.
“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.
“Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal that, if consummated, would be more favorable, from a financial point of view, to the shareholders of Seller than the transactions contemplated by this Agreement (as it may be proposed to be amended by Buyer) and would be reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the proposal.
“Surviving Subsidiary” means CharterBank, pursuant to Section 1.3, as the surviving bank resulting from the Bank Merger.
“Surviving Company” means Seller as the surviving company resulting from the Merger.
“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, or any obligations or liabilities with respect to unclaimed property or escheat, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto, whether or not disputed, and including any obligations to indemnify or otherwise assume or succeed to the liabilities of any other Person.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.
“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto and any amendment thereof, and including any Tax Return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.
(c)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.
12.2    Expenses.
(a)    Except as otherwise provided in this Section 12.2, Buyer and Seller shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Buyer and Seller shall bear and pay one-half of the printing costs incurred in connection with the printing of the Proxy Statement.
(b)    Notwithstanding the foregoing, if the Agreement is terminated by either Buyer or Seller pursuant to Section 11.1(c) (other than pursuant to the circumstances described in Section 11.2(b)) or (d) as a result of a willful breach, the breaching party, in addition to the payments payable pursuant to Section 11.2, shall reimburse the non-breaching party for all of the non-breaching party’s actual and documented expenses incurred in connection with the preparation of this Agreement, including reasonable legal and accounting fees and expenses of up to $250,000 (the “Expense Fee”) in same day funds within two business days of such termination of the Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit the rights and remedies of any Party with respect to fraud committed by another Party.
(c)    The Parties acknowledge that the agreements contained in this Section 12.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller or Buyer fails to pay promptly any fee payable by it pursuant to this Section 12.2, then Seller or Buyer shall pay to Buyer or Seller, as applicable, its costs and expenses (including attorneys’ fees) in connection with collecting such reimbursement, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus five percent (5%) as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.
(d)    Notwithstanding the foregoing Section 11.2(b), to the extent that there is a dispute regarding the termination or expenses described in Section 11.2(b) and the Party disputing such termination or expenses provides notice of such dispute to the other Party within two (2) business days after receiving notice of such termination or expenses, then any reimbursement of such expenses, as applicable, shall instead be made within two (2) business days after the resolution of such dispute, either by the mutual agreement of the Parties, or by a court of competent jurisdiction in a final, non-appealable judgment.
12.3    Brokers and Finders.
Except for Seller Financial Advisor as to Seller and Buyer Financial Advisor as to Buyer, each of Buyer and Seller represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Seller or by Buyer, each of Seller and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.
12.4    Entire Agreement.
Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.9(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.14.
12.5    Amendments.
To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Seller Common Stock.
12.6    Waivers.
(a)    Prior to or at the Effective Time, Buyer, acting through its Board of Directors, chief executive officer or other authorized officer (on behalf of Buyer or on behalf of Merger Sub) shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer and Merger Sub under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer and/or Merger Sub, as applicable.
(b)    Subject to Section 1.4, prior to or at the Effective Time, Seller, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.
(c)    The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
12.7    Assignment.
Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
12.8    Notices.
All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by email, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Seller:	CBS Financial Corporation
3016 Atlanta Road SE
Smyrna, GA 30080-3856
Email Address: shamby@cbsouth.com
Attention: Sylvia D. Hamby

Copy to Counsel:	Bryan Cave LLP
One Atlantic Center
1201 W. Peachtree Street, NE, 14th Floor
Atlanta, GA 30309-3424
Email Address:jonathan.hightower@bryancave.com

Attention: Jonathan S. Hightower

Buyer or Merger Sub:	Charter Financial Corporation 1233 O.G. Skinner Drive
West Point, GA 31833
Email Address: bjohnson@charterbank.net
Attention: Robert L. Johnson

Copy to Counsel:	Alston & Bird LLP
One Atlantic Center
1201 W. Peachtree Street, NE
Atlanta, GA 30309-3424
Email Address: mark.kanaly@alston.com
Attention: Mark C. Kanaly
12.9    Governing Law; Venue.
Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia. The Parties all expressly agree and acknowledge that the State of Georgia has a reasonable relationship to the Parties and/or this Agreement. Each Party agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Georgia. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.
12.10    Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
12.11    Captions; Articles and Sections.
The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.
12.12    Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.
12.13    Enforcement of Agreement.
The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
12.14    Third Party Beneficiaries.
From and after the Effective Time, (a) the employees of the Seller Entities immediately prior to the Effective Time shall be deemed to be third party beneficiaries of Section 8.13 of this Agreement and (b) each Indemnified Party shall be deemed a third party beneficiary of Section 8.14 of this Agreement. Except as set forth in the foregoing sentence, nothing in this Agreement expressed or implied, is intended to confer upon any Person other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement.

12.15    Severability.
Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
[Remainder of page intentionally blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CHARTER FINANCIAL CORPORATION
(BUYER)

By:    /s/ Robert L. Johnson
Name: Robert L. Johnson
Title: Chief Executive Officer and Chairman

CHFN MERGER SUB, LLC
(MERGER SUB)

By: Charter Financial Corporation, Sole Member

By: /s/ Curtis R. Kollar
Name: Curtis R. Kollar
Title: Chief Financial Officer and Senior Vice
President

CBS FINANCIAL CORPORATION
(SELLER)

By:    /s/ Charles J. Jones
Name: Charles J. Jones
Title: Chairman of the Board

EXHIBIT 1

SHORT FORM MERGER AGREEMENT

SHORT FORM MERGER AGREEMENT

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of ___________, 2016, by and between Charter Financial Corporation, a Maryland corporation (“Parent”), and CBS Financial Corporation, a Georgia corporation (“Subsidiary”), to provide for the merger of Subsidiary with and into Parent (the “Merger”). Parent and Subsidiary are referred to herein as the “Parties”.

WHEREAS, Parent owns 100% of the issued and outstanding shares of capital stock of Subsidiary; and

WHEREAS, the boards of directors of Parent and Subsidiary have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, and have determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of their respective shareholders.

NOW, THEREFORE, in consideration of the premises and of the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, hereby make, adopt and approve this Agreement, and hereby prescribe the terms and conditions of the Merger and the mode of effecting the Merger as follows:

SECTION 1

TERMS OF MERGER

1.1    Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Subsidiary shall be merged with and into Parent in accordance with applicable law. Parent shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to exist and to be governed by the laws of the State of Maryland under the corporate name “Charter Financial Corporation.” The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the boards of directors of Parent and Subsidiary.

1.2    Effective Time. The Merger contemplated by this Agreement shall become effective on the date and time the Articles of Merger (“Articles of Merger”) reflecting the Merger shall become effective with the Secretary of State of the State of Maryland (the “Effective Time”).

1.3    Surviving Corporation. At the Effective Time, the separate existence of Subsidiary shall be merged with and into the Surviving Corporation. Without limiting the

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generality of the foregoing, and subject thereto, at the Effective Time and thereafter, except as otherwise provided herein:

(a)All the assets, rights, privileges, powers, immunities, franchises and interests of Subsidiary, and all property (real, personal, and mixed), all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to Subsidiary shall be taken and deemed to be transferred to and vested in the Surviving Corporation by virtue of the Merger without any further act or deed or other instrument of transfer and without any other action on the part of any court of otherwise and without any transfer or assignment having occurred; and the title to any real estate, or any interest therein, vested in Subsidiary shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall hold and enjoy all assets, rights, privileges, immunities, powers, franchises and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, and all property (real, personal and mixed), debts due on whatever account, and choses in action in the same manner and to the same extent as held or enjoyed by Subsidiary immediately prior to the Effective Time; and

(b)The Surviving Company shall assume and be responsible and liable for all liabilities and obligations of Subsidiary, and all debts, liabilities, obligations and contracts of Subsidiary, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against in the balance sheet, books of account or records of Subsidiary, shall be those of the Surviving Company, and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and liens on the property of Subsidiary shall be preserved unimpaired.

1.4    Articles of Incorporation. The Articles of Incorporation of the Parent as they exist at the Effective Time shall remain the Articles of Incorporation for the Surviving Corporation unless and until altered or amended as provided in such Articles of Incorporation.

1.5    Bylaws. The bylaws of the Parent as they exist at the Effective Time shall remain the bylaws of the Surviving Corporation unless and until altered or amended as provided in such bylaws.

1.6    Board of Directors. The board of directors of Parent shall continue to serve as the board of directors of the Surviving Corporation, and shall hold office from and after the Effective Time until their respective successors are elected and qualify.

1.7    Officers. The officers of Parent shall continue to serve as the officers of the Surviving Corporation, and shall hold office from and after the Effective Time until their respective successors are elected and qualified.

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1.8    Income Tax Treatment. Each party to this Agreement agrees to treat the Merger for all income tax purposes as a liquidation qualifying under Section 332 of the Internal Revenue Code of 1986. None of the parties shall file a tax return or take any position with any taxing authority that is inconsistent with the tax treatment described in the preceding sentence.

SECTION 2
MANNER OF CONVERTING SHARES

As of the Effective Time, all of the issued and outstanding ownership interests in Subsidiary shall cease to be outstanding and shall be canceled. As of the Effective Time, all of the issued and outstanding shares of capital stock of Parent shall remain issued and outstanding.

SECTION 3
MISCELLANEOUS

3.1    Integration. This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

3.2    Further Assurances. Each party to this Agreement agrees to do such things as may be reasonably requested by the other party in order to more effectively consummate or document the transactions contemplated by this Agreement.

3.3    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to any applicable principles of conflicts of laws that would result in the application of the law of another jurisdiction.

3.4    Counterparts. This Agreement may be executed (by facsimile or otherwise) by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Signatures on following page]

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IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the Parties as of the day and year first written above by their respective duly authorized officers.

CHARTER FINANCIAL CORPORATION
(PARENT)

By:
Name:
Title:

CBS FINANCIAL CORPORATION
(SUBSIDIARY)

By:
Name:
Title:

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EXHIBIT 2

PLAN OF BANK MERGER

PLAN OF BANK MERGER

This PLAN OF BANK MERGER (this “Agreement”) is made and entered into as of __________, 2016, by and between CharterBank, a federal savings & loan association with its main office located at 1233 O.G. Skinner Drive, West Point, GA 31833 (“CharterBank”), and Community Bank of the South, a Georgia state chartered banking institution with its main office located at 3016 Atlanta Road, Smyrna, GA 30080 (“Community Bank of the South”), to provide for the merger of Community Bank of the South with and into CharterBank (the “Bank Merger”). CharterBank and Community Bank of the South are referred to herein as the “Merging Banks.”

WHEREAS, pursuant to (i) an Agreement and Plan of Merger, dated as of December 3, 2015, by and among Charter Financial Corporation, a Maryland corporation (the “Company”), CHFN Merger Sub, LLC, a Georgia limited liability company (“Merger Sub”), and CBS Financial Corporation, a Georgia corporation (“CBS”), and (ii) a related short form merger agreement, dated __________, 2016, by and between the Company and CBS (together with the agreement described in (i), the “Merger Agreement”), CBS merged with and into the Company (the “Merger”); and

WHEREAS, as a result of the Merger, Community Bank of the South became a wholly owned subsidiary of the Company and a sister bank of CharterBank; and
WHEREAS, the Merger Agreement contemplated the subsequent merger of Community Bank of the South with and into CharterBank, with CharterBank as the surviving bank (the “Surviving Bank”); and
WHEREAS, the respective boards of directors of the Company, CharterBank and Community Bank of the South have approved the Bank Merger, upon the terms and subject to the conditions set forth in this Agreement, and have determined that the Bank Merger and the other transactions contemplated by this Agreement are in the best interests of their respective shareholders.

NOW, THEREFORE, in consideration of the premises and of the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Merging Banks, intending to be legally bound, hereby make, adopt and approve this Agreement, and hereby prescribe the terms and conditions of the Bank Merger and the mode of effecting the Bank Merger as follows:

ARTICLE 1

TERMS OF BANK MERGER

Section 1.1    The Bank Merger.

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(a)    As a result of the Bank Merger, (i) each share of common stock of Community Bank of the South, par value $5.00 per share, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (ii) each share of capital stock of CharterBank, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time. For purposes of this Agreement, the Bank Merger shall become effective on the date and time specified in the articles of combination executed by the Office of the Comptroller of the Currency (the “OCC”) (such time when the Bank Merger becomes effective, the “Effective Time”).
(b)    At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Merging Banks and thereupon and thereafter all the property, rights, privileges, powers and franchises of each of the Merging Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. The deposit-taking offices of Community Bank of the South shall be operated by the Surviving Bank, and the savings accounts issued by Community Bank of the South shall be issued on the same terms by the Surviving Bank. In addition, any reference to either of the Merging Banks in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merging Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Banks if the Bank Merger had not occurred.
Section 1.2    Name of Surviving Bank and Principal Office. The name of the Surviving Bank shall be “CharterBank.” The principal office of CharterBank shall continue to be 1233 O.G. Skinner Drive, West Point, GA 31833 after the Effective Time. The branch offices of Community Bank of the South and CharterBank will be operated as branch offices of the Surviving Bank immediately following the Effective Time.
Section 1.3    Charter. On and after the Effective Time, the Charter of CharterBank shall be the Charter of the Surviving Bank until amended in accordance with applicable law.
Section 1.4    Bylaws. On and after the Effective Time, the Bylaws of CharterBank shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.

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Section 1.5    Directors and Officers. On and after the Effective Time, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall be the directors of CharterBank immediately prior to the Effective Time and (ii) the officers of the Surviving Bank shall be the officers of CharterBank immediately prior to the Effective Time. The directors and officers of the Surviving Bank shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.
Section 1.6    Capital of Surviving Bank. The amount of capital stock of the Surviving Bank authorized immediately following the Effective Time shall continue to be 5,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, no par value per share, of which 1,000 shares of common stock are issued and outstanding as of the date hereof.
Section 1.7    Income Tax Treatment. Each party to this Agreement agrees to treat the Bank Merger for all income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended and hereby adopts this Agreement as a result of execution thereof as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties shall file a tax return or take any position with any taxing authority that is inconsistent with the tax treatment described in the preceding sentence.
Section 1.8    Offices. The offices of the Surviving Bank are set forth on Exhibit A.
ARTICLE I
MISCELLANEOUS
Section 2.1    Conditions Precedent. The respective obligations of each party pursuant to this Agreement shall be subject to the approval by (i) the respective Boards of Directors of Community Bank of the South and CharterBank, (ii) the respective sole stockholders of Community Bank of the South and CharterBank, (iii) the OCC, (iv) the Georgia Department of Banking and Finance (the “Georgia Department”), and (v) other regulatory authorities as applicable.
Section 2.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to any applicable principles of conflicts of laws that would result in the application of the law of another jurisdiction.
Section 2.3    Counterparts. This Agreement may be executed (by facsimile or otherwise) by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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Section 2.4    Amendments. To the extent permitted by the OCC and the Georgia Department, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.
Section 2.5    Successors. This Agreement shall be binding on the successors of Community Bank of the South and CharterBank.

[Signature page follows]

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IN WITNESS WHEREOF, CharterBank and Community Bank of the South have caused this Plan of Bank Merger to be executed by their duly authorized officers as of the date first set forth above.

CharterBank

Attest:

By:
Name:		Name:
Title:		Title:

Community Bank of the South
ATTEST:

By:
Name:		Name:
Title:		Title:

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EXHIBIT A
BANKING OFFICES OF THE RESULTING BANK

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EXHIBIT 3

FORM OF SUPPORT AGREEMENT

FORM OF SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 3, 2015, by and among Charter Financial Corporation, a Maryland corporation (“Buyer”), CBS Financial Corporation, a Georgia corporation (“Seller”), and the undersigned (i) director or director emeritus of Seller who is a beneficial owner of shares of Seller Common Stock or (ii) executive officer of Seller who is a beneficial owner of shares of Seller Common Stock (each of (i) and (ii), a “Shareholder”).

The Shareholder desires that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of December 3, 2015, (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, CHFN Merger Sub, LLC, a Georgia limited liability company (“Merger Sub”), and Seller, that provides for, among other things, the merger of Merger Sub with and into Seller (the “Merger”).

The Shareholder, Seller and Buyer are executing this Agreement as an inducement and condition to Buyer and Merger Sub entering into, executing and performing the Merger Agreement and consummating the Transactions.

NOW, THEREFORE, in consideration of the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.    Representations and Warranties. The Shareholder represents and warrants to Buyer as follows:

(a)    The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the common stock of Seller, par value $5.00 per share (“Seller Common Stock”), set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any other shares of Seller Common Stock.

(b)    This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c)    Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares

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are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d)    The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Buyer and will be satisfied and released at Closing.

(e)    Except as provided in this subsection 1(e), no broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(f)    The Shareholder understands and acknowledges that Buyer entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.

2.    Voting Agreements. The Shareholder agrees with, and covenants to, Buyer as follows:

(a)    At any meeting of shareholders of Seller called to vote upon the Merger Agreement and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions; provided, however, that if the ownership structure of any of the Shareholder’s Shares is such that the Shareholder cannot cause such shares to be voted, Shareholder shall use all reasonable efforts to cause such shares to be voted in favor of the approval of the terms of the Merger Agreement and each of the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions. The Shareholder hereby grants the Buyer an irrevocable proxy, coupled with an

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interest, to vote all of the Shareholder’s Shares in favor of the Merger Agreement and the Transactions, and against any competing proposals.

(b)    At any Shareholders’ Meeting or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any acquisition proposal, including, without limitation, any merger or exchange agreement or merger or exchange (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller, or (ii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clauses (i) or (ii) above, a “Competing Transaction”).

3.    Covenants. The Shareholder agrees with, and covenants to, the Buyer as follows:

(a)    Without the prior written consent of Buyer, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, or (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided that Shareholder may Transfer any of Shareholder’s Shares to any other person who is on the date hereof a party to this Agreement bound by all the obligations of the Shareholder hereunder, or to any family member of a person or charitable institution which, prior to the Shareholders’ Meeting and prior to such Transfer becomes, by executing and delivering to the Buyer a counterpart to this Agreement, a party to this Agreement bound by all the obligations of the Shareholder hereunder. The restriction on the Transfer of the Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of (x) the Effective Time of the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.

(b)    The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Transactions, that such Shareholder may have.

(c)    The Shareholder shall not, nor shall he or she cause any investment banker, attorney or other adviser or representative of the Shareholder to, directly

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or indirectly, (i) solicit, initiate or encourage the submission of, any Competing Transaction, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Transactions contemplated by the Merger Agreement and other than any Transfer expressly permitted by Section 3(a) of this Agreement.

4.    No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to Buyer are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5.    Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of the Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Common Stock or other voting securities of Seller by any Shareholder, the number of shares of Seller Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Common Stock or other voting securities of the Seller issued to or acquired by the Shareholder.

6.    Regulatory Approvals. Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions and receipt of any required regulatory approvals, if any.

7.    Further Assurances. The Shareholder shall, upon request of the Buyer, execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Buyer to be necessary or desirable to carry out the provisions hereof and to vest in the Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

8.    Confidentiality. The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of the Buyer and its subsidiaries (including that obtained from the Seller and its shareholders in connection with the Transactions), the Seller and its subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions and other information and that all such information constitutes valuable, special and unique property of the Buyer, the Seller and the Buyer’s shareholders. All such information,

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which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Trade Secrets.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Trade Secrets for his own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9.

9.    Termination. This Agreement, and all rights and obligations of the parties hereunder (except for Section 8 hereof, which shall terminate two (2) years after the termination of this Agreement), shall terminate upon the first to occur of (x) the Effective Time of the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.

10.    Miscellaneous.

(a)    Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b)    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Buyer or Seller, to the addresses set forth in Section 12.8 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c)    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)    This Agreement may be executed in two or more counterparts by facsimile or other electronic means, all of which shall be considered and have the same force and effect as one and the same agreement.

(e)    This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

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(f)    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without regard to the applicable conflicts of laws principles thereof. Shareholder agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Cobb County, Georgia. With respect to any such court action, Shareholder hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state courts of Cobb County, Georgia are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(g)    The Shareholder agrees that, in the event that any of the provisions of this Agreement are not performed in accordance with the specific terms set forth herein or are otherwise breached, irreparable damage will occur and the Buyer will not have any adequate remedy at law. It is accordingly agreed that the Buyer shall be entitled to an injunction or injunctions and other equitable relief, including specific performance, to prevent breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(h)     If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(i)    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

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(j)    No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signatures on following pages.]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Shareholder Support Agreement as of the day and year first above written.

“SELLER”

CBS FINANCIAL CORPORATION

By:
Name:
Title:

“BUYER”

CHARTER FINANCIAL CORPORATION

By:
Name:
Title:

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“SHAREHOLDER”

Name:

Address:

Number of Shares Beneficially Owned and Capacity of Ownership:

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EXHIBIT 4

FORM OF DIRECTORS AGREEMENT

FORM OF DIRECTOR’S AGREEMENT

THIS DIRECTOR’S AGREEMENT (the “Agreement”) is made and entered into as of December 3, 2015, by and between Charter Financial Corporation, a Maryland corporation (“Buyer”), and the undersigned director (“Director”) of CBS Financial Corporation, a Georgia corporation (“Seller”), and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, CHFN Merger Sub, LLC, a Georgia limited liability company (“Merger Sub”), and Seller are parties to that certain Agreement and Plan of Merger, dated as of December 3, 2015, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Merger Sub with and into Seller (the “Merger”);
WHEREAS, the Director is a director and a shareholder of Seller and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and
WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and Merger Sub to enter into the Merger Agreement, Director will enter into and perform this Agreement.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Certain Definitions.

(a)    “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.

(b)    “Confidential Information” means all information regarding Seller, Buyer and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the

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legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller or Buyer or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. The Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.

(c)    Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.    Restrictive Covenants.

(a)    Nondisclosure of Confidential Information. For a period of one (1) year after the Effective Time of the Merger, except as required by law, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director.

(b)    Nonrecruitment of Employees. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his own behalf or on behalf of any other Person other than Buyer or any of its Affiliated Companies, any then-current employee of Buyer or any of its Affiliated Companies or any employee of Seller who worked at Seller or any of its Affiliated Companies during Director’s services as a director of Seller or any Seller Affiliated Company, and who has not ceased employment with Buyer, Seller, or any Affiliated Companies, as applicable. It is acknowledged and agreed that general advertisements shall not be deemed to violate this provision.

(c) Nonsolicitation of Customers. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent

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of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or of anyone other than Seller, Buyer or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of the Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer to cease, reduce, restrict or divert its business with the Seller, Buyer or any Affiliated Company. It is acknowledged and agreed that general advertisements shall not be deemed to violate this provision. It is further acknowledges that this provision shall not in any way limit the activities of any business with which Director is associated with as of the date hereof.

(d)    Noncompetition. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities with, for or on behalf of any other financial institution as an officer, director, owner, partner, joint venture, consultant, independent contractor, advisor, employee, agent or shareholder of, or on behalf of any other Person, business or enterprise that competes in the Restricted Area with the Buyer with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For purposes of this Agreement, the “Restricted Area” shall be Cobb County, Georgia and all adjacent counties. Nothing in this Section 2(d) shall prohibit Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any business organization which may compete directly or indirectly with Seller, Buyer or any of their Affiliated Companies, or preclude Director from continuing any Business Activities conducted as of the date hereof.

(e)    Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area.

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Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer and its Affiliated Companies and that Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

3.    Successors.

(a)    This Agreement is personal to Director is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)    This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer and any its Affiliated Companies and their successors and assigns.

4.    Miscellaneous.

(a)    Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)    Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

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(c)    Governing Law and Forum Selection. Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles. Director agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Cobb County, Georgia. With respect to any such court action, Director hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state courts of Cobb County, Georgia are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(d)    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Buyer:	Charter Financial Corporation 1233 O.G. Skinner Drive
West Point, GA 31833
Email: bjohnson@charterbank.net
Attention: Robert L. Johnson

To Director:	To the address set forth under such Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)    Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)    Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g)    Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and

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have the same force and effect as an original signature for all purposes under this Agreement.

(h)    Termination. If the Merger Agreement is terminated in accordance with Section 11.1 thereof, this Agreement shall, without further action by the parties hereto, become null and void and of no further force or effect.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

BUYER

CHARTER FINANCIAL CORPORATION

By: __________________________________
Name:
Title:

DIRECTOR

________________________________
Name:
Address: ________________________

________________________

________________________

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EXHIBIT 5

FORM OF CLAIMS LETTER

FORM OF CLAIMS LETTER

_____________, 2016

Charter Financial Corporation
1233 O.G. Skinner Drive
West Point, GA 31833
Attention: Robert L. Johnson

Gentlemen:

This claims letter (“Claims Letter”) is delivered pursuant to Section 10.2(f) of that certain Agreement and Plan of Merger, dated as of December 3, 2015 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Charter Financial Corporation, a Maryland corporation (“Buyer”), CHFN Merger Sub, LLC, a Georgia limited liability company, and CBS Financial Corporation, a Georgia corporation (“Seller”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

Concerning claims which the undersigned may have against Seller or Buyer or any of their respective Subsidiaries or Affiliates in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of Seller or any Seller Entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.

1.    Claims. The undersigned does not have, and is not aware of, any claims it might have against Seller or Buyer or any of their respective Subsidiaries or Affiliates, except for (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice or other contract rights relating to severance and employment that are contemplated by Section 8.13 of the Merger Agreement or which have been disclosed on the Seller Disclosure Memorandum delivered in connection with the execution of the Merger Agreement, (ii) contract rights, under written loan commitments and agreements between the undersigned and Seller, specifically limited to possible future advances in accordance with the terms of such commitments or agreements, (iii) certificates of deposit, and (iv) any rights that the undersigned has or may have under the Merger Agreement.

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2.    Releases. Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges Seller, Buyer and all other Seller Entities and Buyer Entities, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for (i) compensation for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice or other contract rights relating to severance and employment which have been disclosed to Buyer in connection with the execution of the Merger Agreement, (ii) contract rights, underwritten loan commitments and written agreements between the undersigned and Seller or Seller Entity, (iii) certificates of deposit and (iv) any rights the undersigned has or may have under the Merger Agreement (collectively, subject only to the foregoing exceptions, the “Claims”). The undersigned further irrevocably releases, discharges, and transfers to Buyer, as successor to Seller, respectively, all claims, actions and interests of the undersigned in any Intellectual Property of any nature whatsoever created, developed, registered, licensed or used by or for the undersigned or the Seller or any Seller Entity (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.

3.    Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, Taxing Authority arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.

4.    Miscellaneous.

(a)    This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Georgia without regard to conflict of laws principles (other than the choice of law provisions thereof).

(b)    This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been

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made by or relied upon by any party hereto, except as expressly contained herein, in the Merger Agreement.

(c)    This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective successors and assigns.

(d)    In the event that a party seeks to obtain or enforce any right or benefit provided by this Claims Letter through Litigation (as defined in the Merger Agreement), and in the event that such party prevails in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of one counsel, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(e)    This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(f)    The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(g)    This Claims Letter is effective when signed by the undersigned and delivered to Buyer and acknowledged by Buyer, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

[Signatures on following page.]

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Sincerely,

Signature of Officer or Director

Printed Name of Officer or Director

On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of ____________, 2016.

CHARTER FINANCIAL CORPORATION

By:_______________________________
Name:
Title:

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